Filed Pursuant to Rule 424(b)(5)
Registration No. 333-159305
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 29, 2009)

12,000,000 Shares

Tenneco Inc.

Common Stock

We are offering 12,000,000 shares of our common stock, par value $0.01 per share.

The common stock of Tenneco Inc., which we refer to in this prospectus supplement as “Tenneco,” is listed on the New York Stock Exchange under the symbol “TEN.” The last reported sale price of the common stock on November 18, 2009 was $16.98 per share.

	Per Share	Total

Public offering price	$16.5000	$198,000,000
Underwriting discount	$0.8250	$9,900,000
Proceeds, before expenses, to us	$15.6750	$188,100,000

Investing in our common stock involves risks. See “Risk Factors” on page S-6 and included in the accompanying prospectus to read about factors you should consider before buying shares of the common stock. You should also consider the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

To the extent that the underwriters sell more than 12,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,800,000 shares from us at the offering price less the underwriting discount. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $11,385,000 and total proceeds, before expenses, to Tenneco, will be $216,315,000.

The underwriters expect to deliver the shares against payment in New York, New York on or about November 24, 2009.

Joint Book-Running Managers

J.P. Morgan	BofA Merrill Lynch	Deutsche Bank Securities

Co-Managers

Citi	RBS

KeyBanc Capital Markets
BNY Mellon Capital Markets, LLC	Commerzbank Corporates & Markets	PNC Capital Markets LLC
Scotia Capital	UniCredit Capital Markets

Prospectus Supplement dated November 18, 2009.

PROSPECTUS SUPPLEMENT

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PROSPECTUS

You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of this common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus, or the documents incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in our common stock, you should read the registration statement described in the accompanying prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The documents incorporated by reference are described in this prospectus supplement under “Documents incorporated by reference into this prospectus supplement” and “Where you can find more information” in the accompanying prospectus.

If the information set forth in this prospectus supplement varies in any way from the information set forth in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and documents incorporated by reference herein.

The second part, the accompanying prospectus dated May 29, 2009, gives more general information about securities we may offer from time to time, some of which may not apply to the common stock offered by this prospectus supplement and the accompanying prospectus. For information about our common stock, see “Description of Common Stock” in the accompanying prospectus.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement or the documents incorporated by reference into this prospectus supplement constitute “forward-looking statements” as that term is defined under Section 21E of the Securities Exchange Act of 1934, as amended, concerning, among other things, the prospects and developments of our company and business strategies for our operations, all of which are subject to risks and uncertainties. These forward-looking statements are included in various sections of this prospectus supplement and the documents incorporated by reference herein. They are identified as “forward-looking statements” or by their use of terms (and variations thereof) such as “will,” “may,” “can,” “anticipate,” “intend,” “continue,” “estimate,” “expect,” “plan,” “should,” “outlook,” “believe” and “seek,” and similar terms (and variations thereof) and phrases.

Our actual results may differ materially from those anticipated in these forward-looking statements. These forward-looking statements are affected by risks, uncertainties and assumptions that we make, including among other things, the factors that are described in “Risk Factors” and:

•	general economic, business and market conditions, including without limitation the severe financial difficulties facing a number of companies in the automotive industry as a result of the current global economic crisis and the potential impact thereof on labor unrest, supply chain disruptions, weakness in demand and the collectibility of any accounts receivable due to us from such companies;

•	our ability to access the capital or credit markets and the costs of capital, including the recent global financial and liquidity crisis, changes in interest rates, market perceptions of the industries in which we operate or ratings of securities;

•	the recent volatility in the credit markets, the losses which may be sustained by our lenders due to their lending and other financial relationships and the general instability of financial institutions due to a weakened economy;

•	changes in consumer demand, prices and our ability to have our products included on top selling vehicles, such as the significant shift in consumer preferences from light trucks, which tend to be higher margin products for our customers and us, to other vehicles in light of higher fuel cost and the impact of the current global economic crisis, and other factors impacting the cyclicality of automotive production and sales of automobiles which include our products, and the potential negative impact on our revenues and margins from such products;

•	changes in automotive manufacturers’ production rates and their actual and forecasted requirements for our products, such as the significant production cuts over the past year by automotive manufacturers in response to difficult economic conditions;

•	the overall highly competitive nature of the automotive parts industry, and any resultant inability to realize the sales represented by our awarded book of business (which is based on anticipated pricing for the applicable program over its life, and is subject to increases or decreases due to changes in customer requirements, customer and consumer preferences, and the number of vehicles actually produced by customers);

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•	the loss of any of our large original equipment manufacturer (“OEM”) customers (on whom we depend for a substantial portion of our revenues), or the loss of market shares by these customers if we are unable to achieve increased sales to other OEMs;

•	labor disruptions at our facilities or any labor or other economic disruptions at any of our significant customers or suppliers or any of our customers’ other suppliers (such as the 2008 strike at American Axle, which disrupted our supply of products for significant General Motors platforms);

•	increases in the costs of raw materials, including our ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives, low cost country sourcing, and price recovery efforts with aftermarket and OEM customers;

•	the cyclical nature of the global vehicle industry, including the performance of the global aftermarket sector and the longer product lives of automobile parts;

•	our continued success in cost reduction and cash management programs and our ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans;

•	costs related to product warranties;

•	the impact of consolidation among automotive parts suppliers and customers on our ability to compete;

•	operating hazards associated with our business;

•	changes in distribution channels or competitive conditions in the markets and countries where we operate, including the impact of changes in distribution channels for aftermarket products on our ability to increase or maintain aftermarket sales;

•	the negative impact of higher fuel prices and overall market weakness on discretionary purchases of aftermarket products by consumers;

•	the cost and outcome of existing and any future legal proceedings;

•	economic, exchange rate and political conditions in the foreign countries where we operate or sell our products;

•	customer acceptance of new products;

•	new technologies that reduce the demand for certain of our products or otherwise render them obsolete;

•	our ability to realize our business strategy of improving operating performance;

•	our ability to successfully integrate any acquisitions that we complete;

•	changes by the Financial Accounting Standards Board or the SEC of authoritative generally accepted accounting principles or policies;

•	changes in accounting estimates and assumptions, including changes based on additional information;

•	potential legislation, regulatory changes and other governmental actions, including the ability to receive regulatory approvals and the timing of such approvals;

•	the impact of changes in and compliance with laws and regulations, including environmental laws and regulations, environmental liabilities in excess of the amount reserved, the adoption of the current mandated timelines for worldwide emission regulation and any changes to the timing of the funding requirements for our pension and other postretirement benefit liabilities;

•	the potential impairment in the carrying value of our long-lived assets and goodwill or our deferred tax assets;

•	potential volatility in our effective tax rate;

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•	acts of war and/or terrorism, including, but not limited to, the current military action in Iraq and Afghanistan, and the continuing war on terrorism, as well as actions taken or to be taken by the United States and other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where we operate; and

•	the timing and occurrence (or non-occurrence) of other transactions, events and circumstances which may be beyond our control.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results, we express that expectation or belief in good faith and believe it has a reasonable basis, but we can give no assurance that the statement of expectation or belief will result or be achieved or accomplished.

You should be aware that any forward-looking statement made by us in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference into this prospectus supplement or the accompanying prospectus or elsewhere speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC’s rules, we have no duty to update or revise these forward-looking statements. In light of these risks and uncertainties, you should keep in mind that any scenarios or results contained in any forward-looking statement made in this prospectus supplement or the accompanying prospectus or in the documents incorporated by reference into this prospectus supplement or the accompanying prospectus or elsewhere might not occur.

MARKET, RANKING AND OTHER DATA

In this prospectus supplement or the accompanying prospectus and in the documents incorporated by reference herein and therein, we refer to information regarding market data obtained from internal sources, market research, publicly available information and industry publications. Estimates are inherently uncertain, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk factors” in this prospectus supplement and the accompanying prospectus.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement. Because this is only a summary, it may not contain all of the information you should consider in making your investment decision. To understand all of the terms of this offering and for a more complete understanding of our business, you should carefully read this entire prospectus supplement, particularly the section entitled “Risk Factors” section beginning on Page S-6 of this prospectus supplement, Page 1 of the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. In this prospectus supplement, except as the context otherwise indicates, the words “we,” “our,” and “us” refer to Tenneco Inc. and its subsidiaries.

Our Company

Tenneco Inc. is one of the world’s largest producers of automotive emission control and ride control products and systems. We serve both original equipment manufacturers (“OEMs”) and replacement markets, also known as the aftermarket, worldwide through leading brands, including Monroe®, Rancho®, Clevite® Elastomers and Fric Rottm ride control products and Walker®, Fonostm and Gillettm emission control products.

As an automotive parts supplier, we produce individual component parts for vehicles as well as groups of components that are combined as modules or systems within vehicles. These parts, modules and systems are sold globally to most leading OEMs and throughout aftermarket distribution channels. As of December 31, 2008, we operated 83 manufacturing facilities and 14 engineering and technical centers around the world, and sold and distributed our products to customers located in more than 100 countries. For fiscal year ended December 31, 2008 and the nine months ended September 30, 2009, we generated approximately 56 percent and 54 percent, respectively, of our net sales outside of North America, including in expanding markets such as China and Eastern Europe.

We manufacture and sell emission control components, such as mufflers, catalytic converter shells, fabricated manifolds, pipes, exhaust heat exchangers, diesel particulate filters and complete exhaust systems. These products play a critical role in reducing the level of pollutants in engine emissions and managing engine exhaust noise. Emission control products accounted for 67 percent and 62 percent of our net sales for fiscal year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. We also manufacture and sell ride control products, such as shock absorbers, struts, vibration control components and suspension systems. These products are designed to function as safety components for vehicles, provide a comfortable ride and improve vehicle stability and handling. Ride control products accounted for 33 percent and 38 percent of our net sales for fiscal year ended December 31, 2008 and the nine months ended September 30, 2009, respectively.

In the original equipment (“OE”) market, we serve a global customer base of more than 37 different OEMs that includes General Motors (“GM”), Ford Motor Co. (“Ford”), Volkswagen, PSA Peugeot Citroen, Daimler, Nissan, Toyota, Chrysler LLC (“Chrysler”) and Honda. The OE business accounted for 81 percent and 76 percent of our net sales in fiscal year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. We believe our sales across our OEM customer base are diversified for our industry, with our largest customers, GM, Ford, Volkswagen and Daimler AG accounting for 20 percent, 11 percent, 8 percent and 7 percent, respectively, of our net sales in fiscal year ended December 31, 2008.

During 2008, our aftermarket customers were comprised of full-line and specialty warehouse distributors, retailers, jobbers, installer chains and car dealers. These customers included such wholesalers and retailers as National Auto Parts Association (NAPA), Advance Auto Parts, Uni-Select and O’Reilly Automotive in North America and Temot International, Group Auto Union, Kwik-Fit Europe and Auto Distribution International in Europe. We believe we have a balanced mix of aftermarket customers, with our aftermarket sales accounting for 19 percent and 24 percent of our net sales for fiscal year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. During 2008, our top 10 aftermarket customers accounted for 41 percent of our net aftermarket sales.

Corporate Information

We were incorporated in the state of Delaware in 1996. Our principal executive offices are located at 500 North Field Drive, Lake Forest, Illinois 60045. Our telephone number is (847) 482-5000 and our website can be accessed at www.tenneco.com. Information contained on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of our common stock see the “Description of Common Stock” section of the accompanying prospectus.

Issuer	Tenneco Inc.

Common stock offered by us	12,000,000 shares

Common stock outstanding immediately following this offering	59,361,408 shares(1)

Option to purchase additional shares	1,800,000 shares

Use of proceeds	Our net proceeds from this offering are estimated to be approximately $187 million (or $215 million if the underwriters’ option to purchase additional shares is exercised in full) after deducting underwriting discounts and estimated offering expenses. The net proceeds from this offering are expected to be used to repay outstanding borrowings under our revolving credit facility (without reducing the commitments under the revolving credit facility) and for general corporate purposes. See “Use of proceeds” on page S-18.

New York Stock Exchange symbol for our common stock	TEN

United States federal income and estate Tax consequences	For a discussion of certain United States federal income and estate tax consequences of the acquisition, holding and disposition of shares of our common stock, see “Certain U.S. federal income and estate tax considerations.”

Risk factors	See “Risk factors” beginning on page S-6 and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in shares of our common stock.

Conflicts of interest	Certain of the underwriters and their respective affiliates have in the past and may in the future perform various financial advisory, investment banking and other services for us, our affiliates and our officers in the ordinary course of business, for which they received and will receive customary fees and expenses. The underwriters and their affiliates may, from time to time in the future, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business. In particular, affiliates of most of the underwriters are lenders and/or agents under our senior credit facility. These affiliates will receive their respective share of any repayment by us of amounts outstanding under our senior credit facility from the proceeds of this offering. Because we intend to use the net proceeds from this offering to reduce indebtedness owed by us under our senior credit facility, each of the underwriters whose affiliates will receive at least 5% of the net proceeds is considered by the Financial Industry Regulatory Authority, or

FINRA, to have a conflict of interest with us in regards to this offering. However, no qualified independent underwriter is needed for this offering because there is a “bona fide public market” for our common stock as defined in NASD Conduct Rule 2720(f)(3).

(1)	The number of shares of common stock that will be outstanding immediately following this offering, as described below, is based on the number of shares outstanding as of September 30, 2009 and excludes:

•	3,679,921 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $12.87 per share as of September 30, 2009;

•	2,547,098 shares of common stock available for future stock award grants as of September 30, 2009; and

•	1,800,000 shares of common stock issuable pursuant to the exercise of the underwriters’ over-allotment option.

Unless otherwise stated, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

Summary Financial Data

The following tables set forth our summary financial data. The summary financial data for and as of the nine months ended September 30, 2009 and 2008 have been derived from, and should be read together with, our unaudited condensed consolidated financial statements and the related notes contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which is incorporated by reference in this prospectus supplement. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year or any future reporting period. The summary financial data for and as of the years ended December 31, 2008, 2007 and 2006 have been derived from, and should be read together with, our audited consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement. The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following tables together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and our historical financial statements and the related notes, which are incorporated by reference in this prospectus supplement.

				Nine Months Ended September 30,
	Year Ended December 31,			(unaudited)
	2008	2007	2006	2009	2008
	(Millions except share and per share amounts)

Revenues
Net sales and operating revenues	$5,916	$6,184	$4,682	$3,327	$4,708

Costs and expenses
Cost of sales (exclusive of depreciation and amortization shown below)	5,063	5,210	3,836	2,783	4,007
Goodwill impairment charge	114	—	—	—	—
Engineering, research and development	127	114	88	72	99
Selling, general and administrative	392	399	373	256	294
Depreciation and amortization of intangibles	222	205	184	162	168

	5,918	5,928	4,481	3,273	4,568

Other income (expense)
Loss of sale of receivables	(10)	(10)	(9)	(6)	(7)
Other income	9	6	4	(9)	9

	(1)	(4)	(5)	(15)	2

Income (loss) before interest expense, income taxes, and noncontrolling interests	(3)	252	196	39	142
Interest expense (net of interest capitalized of $6 million, $6 million, $6 million, $3 million and $5 million respectively)	113	164	136	101	88
Income tax expense	289	83	5	18	163

Net income (loss)	(405)	5	55	(80)	(109)
Less: Net income attributable to noncontrolling interests	10	10	6	10	8

Net income (loss) attributable to Tenneco	$(415)	$(5)	$49	$(90)	$(117)

				Nine Months Ended September 30,
	Year Ended December 31,			(unaudited)
	2008	2007	2006	2009	2008
	(Millions except share and per share amounts)

Earnings (loss) per share
Weighted average shares of common stock outstanding —
Basic	46,406,095	45,809,730	44,625,220	46,694,885	46,359,051
Diluted	46,406,095	45,809,730	46,755,573	46,694,885	46,359,051
Basic earnings (loss) per share of common stock	$(8.95)	$(0.11)	$1.11	$(1.93)	$(2.53)
Diluted earnings (loss) per share of common stock	$(8.95)	$(0.11)	$1.05	$(1.93)	$(2.53)
Financial Position (at period end)
Total assets	$2,828	$3,590		$2,939
Total liabilities	3,048	3,159		3,152
Total debt (including short-term debt and current portion of long-term debt)	1,451	1,374		1,468
Redeemable noncontrolling interests	7	6		5
Total equity	(227)	425		(218)
Other
Capital expenditures	221	198		71

RISK FACTORS

Our business is subject to a number of important risks and uncertainties, some of which are described below. The risks described below, however, are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In such a case, you may lose all or part of your investment in our common stock. You should carefully consider the risks below, together with the other information in or incorporated by reference in this prospectus supplement and the accompanying prospectus prior to investing in our common stock.

Risks Related to Our Business

The recent unprecedented deterioration in the global economy, global credit markets and the financial services industry has severely and negatively affected the automotive industry and our business, financial position and liquidity. The current economic crisis arising out of the subprime mortgage market collapse and the resulting worldwide financial industry turmoil has resulted in a severe and global tightening of credit and liquidity crisis. As a result, nearly every major economy in the world now faces a widespread reduction of business activity, seized-up credit markets and rising unemployment. These conditions have led to a dramatic decline in the housing markets in the United States and Western Europe and low consumer confidence, which has resulted in delayed and reduced purchases of durable consumer goods such as automobiles. As a result, our OEM customers significantly reduced their production schedules. Light vehicle production during the first nine months of 2009 decreased by 41 percent in North America and 29 percent in Europe as compared to first nine months of 2008. These unprecedented conditions have had a severe and negative impact on our business and financial position. Although we believe that fourth quarter 2009 production in North America and Europe will increase over the prior quarters, we cannot assure you of this. Further, in any event, we expect overall light vehicle production to be down throughout the world for the full year 2009 as compared to 2008. Accordingly, we remain cautious.

We face several additional or increased risks as a result of the current economic crisis and its significant impact on the automotive industry, including the following:

Disruptions in the financial markets are adversely impacting the availability and cost of credit which could materially and negatively affect our company. The recent global financial crisis has materially and negatively impacted our business and our customers’ businesses in the U.S. and globally. Longer term disruptions in the capital and credit markets could further adversely affect our customers’ and our ability to access the liquidity that is necessary to fund operations. These disruptions are also adversely affecting the U.S. and world economy, further negatively impacting consumer spending patterns in the automotive industry. Purchases of our customers’ products may be limited by their customers’ inability to obtain adequate financing for such purchases. In addition, as our customers and suppliers respond to rapidly changing consumer preferences, they may require access to additional capital. If that capital is not available or its cost is prohibitively high, their businesses would be negatively impacted which could result in further restructuring or even reorganization under bankruptcy laws. Any such negative impact, in turn, could materially and negatively affect our company either through loss of sales to any of our customers so affected or through inability to meet our commitments (or inability to meet them without excess expense) because of loss of supplies from any of our suppliers so affected. There are no assurances that government responses to these disruptions will restore consumer confidence or improve the liquidity of the financial markets.

In addition, lending institutions, including the lenders under our revolving credit facility, have suffered and may continue to suffer losses due to their lending and other financial relationships, especially because of the general weakening of the global economy and increased financial instability of many borrowers. As a result, lenders may become insolvent, which could affect the actual availability of credit under our revolving credit facility, or our ability to obtain other financing on satisfactory terms and in adequate amounts, if at all. If this were to occur, our sources of liquidity may prove to be insufficient, and our financial condition or results of operations could be materially and adversely affected.

Financial difficulties facing other automotive companies may have a material and adverse impact on us. A number of companies in the automotive industry are, and over the last several years have been, facing severe financial difficulties. GM, Ford and Chrysler have undertaken significant restructuring actions in an effort to improve profitability and remain solvent. The North American automotive manufacturers are burdened with substantial structural and embedded costs, such as facility overhead as well as pension and healthcare costs, that have caused GM and Chrysler to seek government financing and, ultimately, file for bankruptcy protection. Automakers in other markets in the world are also experiencing difficulties from a weakened economy, tightening credit markets and reduced demand for their products. The automotive supply base in turn has also been faced with severe cash flow problems as a result of the significantly lower production levels of light vehicles, increases in certain raw material, commodity and energy costs and restricted access to additional liquidity through the credit markets. Several suppliers have filed for bankruptcy protection or ceased operations.

Severe financial difficulties, including bankruptcy, of any automotive manufacturer or significant automotive supplier could have a significant disruptive effect on the entire automotive industry, leading to supply chain disruptions and labor unrest, among other things. For example, if a parts supplier were to cease operations, it could force the automotive manufacturers to whom the supplier provides parts to shut down their operations. This, in turn, could force other suppliers, including us, to shut down production at plants that are producing products for these automotive manufacturers. Severe financial difficulties at any of our major suppliers could have a material adverse effect on us if we are unable to obtain on a timely basis on similar economic terms the quantity and quality of components we require to produce our products.

Financial difficulties at any of our major customers could have a material adverse impact on us if such customer were unable to pay for the products we provide or we experience a loss of, or material reduction in, business from such customer. In connection with the 2009 bankruptcies of GM and Chrysler, we collected substantially all of our pre-petition receivables and the reorganized GM and Chrysler assumed substantially all of the pre-petition contracts we had with them. However, further financial difficulties at any of our major customers (including Chrysler or GM, as reorganized) could have a material adverse impact on us, including as a result of lost revenues, significant write offs of accounts receivable, significant impairment charges or additional restructurings beyond our current global plans. In addition, a bankruptcy filing by one of our other large customers could result in a default under our U.S. securitization agreement. Our inability to collect receivables in a timely manner or to sell receivables under our U.S. securitization program may have a material adverse effect on our liquidity.

Our failure to comply with the covenants contained in our senior credit facility or the indentures for our other debt instruments, including as a result of events beyond our control, could result in an event of default, which could materially and adversely affect our operating results and our financial condition. Our senior credit facility and receivables securitization program in the U.S. require us to maintain certain financial ratios. Our senior credit facility and our other debt instruments require us to comply with various operational and other covenants. If there were an event of default under any of our debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated, upon an event of default, or that, we would be able to refinance or restructure the payments on those debt instruments.

For example, in February 2009, we sought an amendment to our senior credit facility to revise the financial ratios we are required to maintain thereunder. The revised financial ratios were based on a set of projections that we shared with our lenders. If, in the future, we are required to obtain similar amendments as a result of our inability to meet the financial ratios in those projections, there can be no assurance that those amendments will be available on commercially reasonable terms or at all. If, as or when required, we are unable to repay, refinance or restructure our indebtedness under our senior credit facility, or amend the covenants contained therein, the lenders under our senior credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets. Under such circumstances, we could be forced into bankruptcy or liquidation. In addition, any event of default or declaration of acceleration under one of our debt instruments could also result in an event of default under one or more of our other financing agreements, including our other debt instruments and/or the agreements under which we sell certain of our accounts receivable. This would have a material adverse impact on our liquidity, financial position and results of operations.

Our working capital requirements may negatively affect our liquidity and capital resources. Our working capital requirements can vary significantly, depending in part on the level, variability and timing of our customers’ worldwide vehicle production and the payment terms with our customers and suppliers. Our liquidity could also be adversely impacted if our suppliers were to suspend normal trade credit terms and require payment in advance or payment on delivery of purchases. If our working capital needs exceed our cash flows from operations, we would look to our cash balances and availability for borrowings under our borrowing arrangements to satisfy those needs, as well as potential sources of additional capital, which may not be available on satisfactory terms and in adequate amounts, if at all.

Any further continuation of the global economic downturn or other factors that reduce consumer demand for our products or reduce prices could materially and adversely impact our financial condition and results of operations. Demand for and pricing of our products are subject to economic conditions and other factors present in the various domestic and international markets where the products are sold. Demand for our OE products is subject to the level of consumer demand for new vehicles that are equipped with our parts. The level of new light vehicle purchases is cyclical, affected by such factors as general economic conditions, interest rates, consumer confidence, consumer preferences, patterns of consumer spending, fuel cost and the automobile replacement cycle.

As described above, the recent unprecedented deterioration in the global economy, global credit markets and the financial services industry has negatively impacted our operations, including by leading to a rapid decline in light vehicle purchases. In 2008, North American light vehicle production decreased 16 percent from 2007. During the first nine months of 2009, North American light vehicle production decreased 41 percent from the first nine months of 2008. European production has also been impacted by the economic crisis and deteriorating industry conditions during the fourth quarter of 2008, when light vehicle production declined 28 percent as compared to the fourth quarter of 2007. During the first nine months of 2009, European production declined 29 percent as compared to the first nine months of 2008. In addition, significant increases in gasoline prices in the United States, particularly during the first half of 2008, accelerated the shift in the North American market away from light trucks, which tend to be higher margin products for OEMs and suppliers, to more fuel-efficient passenger cars. During 2008, SUV and pick-up truck business accounted for 54 percent of our North American OE revenues, down from 72 percent in 2007. SUV and pick-up truck business accounted for 56 percent of our North American OE revenues in the first nine months of 2009 and 2008. A further decline in automotive sales and production would likely cause a decline in our sales to vehicle manufacturers, and would likely result in a decline in our results of operations and financial condition.

Demand for our aftermarket, or replacement, products varies based upon such factors as general economic conditions, the level of new vehicle purchases, which initially displaces demand for aftermarket products, the severity of winter weather, which increases the demand for certain aftermarket products, and other factors, including the average useful life of parts and number of miles driven.

The highly cyclical nature of the automotive industry presents a risk that is outside our control and that cannot be accurately predicted. For example, although there have been some positive economic signs, many predict that the current global economic crisis will continue into 2010 and we cannot assure you that we would be able to maintain or improve our results of operations in a stagnant or extended recessionary economic environment. Further decreases in demand for automobiles and automotive products generally, or in the demand for our products in particular, could materially and adversely impact our financial condition and results of operations.

Our significant amount of debt makes us more sensitive to the effects of the global economic crisis; our level of indebtedness and provisions in our debt agreements could limit our ability to react to changes in the economy or our industry. Our significant amount of debt makes us more vulnerable to changes in our results of operations because a substantial portion of our cash flow from operations is dedicated to servicing our indebtedness and is not available for other purposes. Our level of indebtedness could have other negative consequences to us, including the following:

•	limiting our ability to borrow money or sell stock for our working capital, capital expenditures, debt service requirements or other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our operations, our business or the industry in which we compete;

•	our leverage may place us at a competitive disadvantage by limiting our ability to invest in the business or in further research and development;

•	making us more vulnerable to downturns in our business or the economy; and

•	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

Our ability to make payments on our indebtedness depends on our ability to generate cash in the future. If we do not generate sufficient cash flow to meet our debt service and working capital requirements, we may need to seek additional financing or sell assets. This may make it more difficult for us to obtain financing on terms that are acceptable to us, or at all. Without any such financing, we could be forced to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances.

As a result of the global credit market crisis, conditions for asset sales have become very difficult as tight global credit conditions have adversely affected the ability of potential buyers to finance such asset purchases. In addition, our senior credit facility and our other debt agreements contain covenants which limit our ability to sell assets and also restrict the use of proceeds from any asset sale. Moreover, our senior credit facility is secured on a first priority basis by, among other things, substantially all of our and our subsidiary guarantors’ tangible and intangible domestic assets. If necessary, we may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations.

In addition, our senior credit facility and our other debt agreements contain other restrictive covenants that limit our flexibility in planning for or reacting to changes in our business and our industry, including limitations on incurring additional indebtedness, making investments, granting liens and merging or consolidating with other companies. Our senior credit facility also requires us to maintain certain financial ratios. Complying with these restrictive covenants and financial ratios may impair our ability to finance our future operations or capital needs or to engage in other favorable business activities.

We are dependent on large customers for future revenue. The loss of any of these customers or the loss of market share by these customers could have a material adverse impact on us.

We depend on major vehicle manufacturers for a substantial portion of our net sales. For example, during fiscal year ended December 31, 2008, GM, Ford, Volkswagen and Daimler AG accounted for 20 percent, 11 percent, 8 percent and 7 percent of our net sales, respectively. The loss of all or a substantial portion of our sales to any of our large-volume customers could have a material adverse effect on our financial condition and results of operations by reducing cash flows and our ability to spread costs over a larger revenue base. We may make fewer sales to these customers for a variety of reasons, including but not limited to: (1) loss of awarded business; (2) reduced or delayed customer requirements; (3) strikes or other work stoppages affecting production by the customers; or (4) reduced demand for our customers’ products. See the risk factor “Financial difficulties facing other automotive companies may have a material and adverse impact on us”.

During the past several years, GM and Ford have lost market share particularly in the United States, primarily to Asian competitors. While we are actively targeting Japanese, Chinese and Korean automakers, any further market share loss by these North American-based and European-based automakers could, if we are unable to achieve increased sales to the Asian OE manufacturers, have a material adverse effect on our business.

We may be unable to realize sales represented by our awarded business, which could materially and adversely impact our financial condition and results of operations.

The realization of future sales from awarded business is inherently subject to a number of important risks and uncertainties, including the number of vehicles that our OE customers will actually produce, the timing of that production and the mix of options that our OE customers and consumers may choose. Prior to 2008, substantially all of our North American vehicle manufacturing customers had slowed or maintained at relatively flat levels new vehicle production for several years. More recently, new vehicle production has decreased dramatically as a result of the global economic crisis. In addition, our customers generally have the right to replace us with another supplier at any time for a variety of reasons and have demanded price decreases over the life of awarded business. Accordingly, we cannot assure you that we will in fact realize any or all of the future sales represented by our awarded business. Any failure to realize these sales could have a material adverse effect on our financial condition, results of operations, and liquidity.

In many cases, we must commit substantial resources in preparation for production under awarded OE business well in advance of the customer’s production start date. In certain instances, the terms of our OE customer arrangements permit us to recover these pre-production costs if the customer cancels the business through no fault of our company. Although we have been successful in recovering these costs under appropriate circumstances in the past, we can give no assurance that our results of operations will not be materially impacted in the future if we are unable to recover these types of pre-production costs related to OE cancellation of awarded business.

The hourly workforce in the automotive industry is highly unionized and our business could be adversely affected by labor disruptions.

Although we consider our current relations with our employees to be satisfactory, if major work disruptions were to occur, our business could be adversely affected by, for instance, a loss of revenues, increased costs or reduced profitability. We have not experienced a material labor disruption in our workforce in the last ten years, but there can be no assurance that we will not experience a material labor disruption at one of our facilities in the future in the course of renegotiation of our labor arrangements or otherwise. In addition, substantially all of the hourly employees of North American vehicle manufacturers and many of their other suppliers are represented by the United Automobile, Aerospace and Agricultural Implement Workers of America under collective bargaining agreements. Vehicle manufacturers and such suppliers and their employees in other countries are also subject to labor agreements. A work stoppage or strike at our production facilities, at those of a significant customer, or at a significant supplier of ours or any of our customers, such as the 2008 strike at American Axle which resulted in 30 GM facilities in North America being idled for several months, could have an adverse impact on us by disrupting demand for our products and/or our ability to manufacture our products.

We have experienced significant increases in raw materials pricing, and further changes in the prices of raw materials could have a material adverse impact on us.

Significant increases in the cost of certain raw materials used in our products, to the extent they are not timely reflected in the price we charge our customers or otherwise mitigated, could materially and adversely impact our results. For example, since 2004, we have experienced significant increases in processed metal and steel prices. While the global economic crisis has reduced the pressure on raw material prices, market prices remain volatile. We addressed these increases in 2006, 2007 and 2008 by evaluating alternative materials and processes, reviewing material substitution opportunities, increasing component and assembly outsourcing to low cost countries and aggressively negotiating with our customers to allow us to recover these higher costs from them. In addition to these actions, we continue to pursue productivity initiatives and review opportunities to reduce costs through restructuring activities. We cannot assure you, however, that these actions will be effective in containing margin pressures from any further raw material price increases.

We may be unable to realize our business strategy of improving operating performance, growing our business and generating savings and improvements.

We regularly implement strategic and other initiatives designed to improve our operating performance and grow our business. The failure to achieve the goals of these initiatives could have a material adverse effect on our business, particularly since we rely on these initiatives to offset pricing pressures from our suppliers and our customers, as described above, as well as to manage the impacts of production cuts such as the significant production decreases we are experiencing as a result of the global economic crisis. Furthermore, the terms of our senior credit facility may restrict the types of initiatives we undertake, as these agreements restrict our uses of cash, certain of these agreements require us to maintain financial ratios and otherwise prohibit us from undertaking certain activities. In the past we have been successful in obtaining the consent of our senior lenders where appropriate in connection with our initiatives. We cannot assure you, however, that we will be able to pursue, successfully implement or realize the expected benefits of any initiative or that we will be able to sustain improvements made to date.

In addition, we believe that increasingly stringent environmental standards for emissions have presented and will continue to present an important opportunity for us to grow our emissions control business. We cannot assure you, however, that environmental standards for emissions will continue to become more stringent or that the adoption of any new standards will not be delayed beyond our expectations.

We may incur material costs related to product warranties, environmental and regulatory matters and other claims, which could have a material adverse impact on our financial condition and results of operations.

From time to time, we receive product warranty claims from our customers, pursuant to which we may be required to bear costs of repair or replacement of certain of our products. Vehicle manufacturers are increasingly requiring their outside suppliers to guarantee or warrant their products and to be responsible for the operation of these component products in new vehicles sold to consumers. Warranty claims may range from individual customer claims to full recalls of all products in the field. We cannot assure you that costs associated with providing product warranties will not be material, or that those costs will not exceed any amounts reserved in our consolidated financial statements. For a description of our accounting policies regarding warranty reserves, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, incorporated by reference herein.

Additionally, we are subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which we operate. Soil and groundwater remediation activities are being conducted at certain of our current and former real properties. We record liabilities for these activities when environmental assessments indicate that the remedial efforts are probable and the costs can be reasonably estimated. On this basis, we have established reserves that we believe are adequate for the remediation activities at our current and former real properties for which we could be held responsible. Although we believe our estimates of remediation costs are reasonable and are based on the latest available information, the cleanup costs are estimates and are subject to revision as more information becomes available about the extent of remediation required. In future periods, we could be subject to cash or non-cash charges to earnings if we are required to undertake material additional remediation efforts based on the results of our ongoing analyses of the environmental status of our properties, as more information becomes available to us.

We also from time to time are involved in legal proceedings, claims or investigations that are incidental to the conduct of our business. Some of these proceedings allege damages against us relating to environmental liabilities, intellectual property matters, personal injury claims, taxes, employment matters or commercial or contractual disputes. For example, we are subject to a number of lawsuits initiated by a significant number of claimants alleging health problems as a result of exposure to asbestos. Many of these cases involve significant numbers of individual claimants. Many of these cases also involve numerous defendants, with the number of defendants in some cases exceeding 100 defendants from a variety of industries. As major asbestos manufacturers or other companies that used asbestos in their manufacturing processes continue to go out of business, we may experience an increased number of these claims.

We vigorously defend ourselves in connection with all of the matters described above. We cannot, however, assure you that the costs, charges and liabilities associated with these matters will not be material, or that those costs, charges and liabilities will not exceed any amounts reserved for them in our consolidated financial statements. In future periods, we could be subject to cash costs or non-cash charges to earnings if any of these matters is resolved unfavorably to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Environmental and Other Matters,” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, incorporated by reference herein.

We may have difficulty competing favorably in the highly competitive automotive parts industry.

The automotive parts industry is highly competitive. Although the overall number of competitors has decreased due to ongoing industry consolidation, we face significant competition within each of our major product areas, including from new competitors entering the markets which we serve. The principal competitive factors include price, quality, service, product performance, design and engineering capabilities, new product innovation, global presence and timely delivery. As a result, many suppliers have established or are establishing themselves in emerging, low-cost markets to reduce their costs of production and be more conveniently located for customers. Although we are also pursuing a low-cost country production strategy and otherwise continue to seek process improvements to reduce costs, we cannot assure you that we will be able to continue to compete favorably in this competitive market or that increased competition will not have a material adverse effect on our business by reducing our ability to increase or maintain sales or profit margins.

The decreasing number of automotive parts customers and suppliers could make it more difficult for us to compete favorably.

Our financial condition and results of operations could be adversely affected because the customer base for automotive parts is decreasing in both the original equipment market and aftermarket. As a result, we are competing for business from fewer customers. Due to the cost focus of these major customers, we have been, and expect to continue to be, requested to reduce prices as part of our initial business quotations and over the life of vehicle platforms we have been awarded. We cannot be certain that we will be able to generate cost savings and operational improvements in the future that are sufficient to offset price reductions requested by existing customers and necessary to win additional business.

Furthermore, the trend toward consolidation and bankruptcies among automotive parts suppliers is resulting in fewer, larger suppliers who benefit from purchasing and distribution economies of scale. If we cannot achieve cost savings and operational improvements sufficient to allow us to compete favorably in the future with these larger companies, our financial condition and results of operations could be adversely affected due to a reduction of, or inability to increase, sales.

We may not be able to successfully respond to the changing distribution channels for aftermarket products.

Major automotive aftermarket retailers, such as AutoZone and Advance Auto Parts, are attempting to increase their commercial sales by selling directly to automotive parts installers in addition to individual consumers. These installers have historically purchased from their local warehouse distributors and jobbers, who are our more traditional customers. We cannot assure you that we will be able to maintain or increase aftermarket sales through increasing our sales to retailers. Furthermore, because of the cost focus of major retailers, we have occasionally been requested to offer price concessions to them. Our failure to maintain or increase aftermarket sales, or to offset the impact of any reduced sales or pricing through cost improvements, could have an adverse impact on our business and operating results.

Longer product lives of automotive parts are adversely affecting aftermarket demand for some of our products.

The average useful life of automotive parts has steadily increased in recent years due to innovations in products and technologies. The longer product lives allow vehicle owners to replace parts of their vehicles less often. As a result, a portion of sales in the aftermarket has been displaced. This has adversely impacted, and could continue to adversely impact, our aftermarket sales. Also, any additional increases in the average useful lives of automotive parts would further adversely affect the demand for our aftermarket products. Recently, we have experienced relative stabilization in our aftermarket business due to our ability to win new customers and recover steel price increases through selling price increases. However, there can be no assurance that we will be able to maintain this stabilization. Aftermarket sales represented approximately 19 percent and 18 percent of our net sales in the fiscal years ended December 31, 2008 and 2007, respectively. During the first nine months of 2009, aftermarket sales represented approximately 24 percent of our net sales.

Any acquisitions we make could disrupt our business and seriously harm our financial condition.

We may, from time to time, consider acquisitions of complementary companies, products or technologies. Acquisitions involve numerous risks, including difficulties in the assimilation of the acquired businesses, the diversion of our management’s attention from other business concerns and potential adverse effects on existing business relationships with current customers and suppliers. In addition, any acquisitions could involve the incurrence of substantial additional indebtedness. We cannot assure you that we will be able to successfully integrate any acquisitions that we pursue or that such acquisitions will perform as planned or prove to be beneficial to our operations and cash flow. Any such failure could seriously harm our business, financial condition and results of operations.

We are subject to risks related to our international operations.

We have manufacturing and distribution facilities in many regions and countries, including Australia, China, India, North America, Europe and South America, and sell our products worldwide. For the fiscal year ended December 31, 2008, approximately 56 percent of our net sales were derived from operations outside North America. International operations are subject to various risks which could have a material adverse effect on those operations or our business as a whole, including:

•	exposure to local economic conditions;

•	exposure to local political conditions, including the risk of seizure of assets by a foreign government;

•	exposure to local social unrest, including any resultant acts of war, terrorism or similar events;

•	exposure to local public health issues and the resultant impact on economic and political conditions;

•	currency exchange rate fluctuations;

•	hyperinflation in certain foreign countries;

•	controls on the repatriation of cash, including imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries; and

•	export and import restrictions.

Exchange rate fluctuations could cause a decline in our financial condition and results of operations.

As a result of our international operations, we are subject to increased risk because we generate a significant portion of our net sales and incur a significant portion of our expenses in currencies other than the U.S. dollar. For example, where we have significantly more costs than revenues generated in a foreign currency, we are subject to risk if the foreign currency in which our costs are paid appreciates against the currency in which we generate revenue because the appreciation effectively increases our cost in that country.

The financial condition and results of operations of some of our operating entities are reported in foreign currencies and then translated into U.S. dollars at the applicable exchange rate for inclusion in our consolidated financial statements. As a result, appreciation of the U.S. dollar against these foreign currencies generally will have a negative impact on our reported revenues and operating profit while depreciation of the U.S. dollar against these foreign currencies will generally have a positive effect on reported revenues and operating profit. For example, our European operations were positively impacted in 2007 and 2006 due to the strengthening of the Euro against the U.S. dollar. However, in 2008, the dollar strengthened against the Euro which had a negative effect on our results of operations. Our South American operations were negatively impacted by the devaluation in 2000 of the Brazilian currency as well as by the devaluation of the Argentine currency in 2002. We do not generally seek to mitigate this translation effect through the use of derivative financial instruments. To the extent we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in that currency could have a material adverse effect on our business.

Entering new markets poses new competitive threats and commercial risks.

As we have expanded into markets beyond light vehicles, we expect to diversify our product sales by leveraging technologies being developed for the light vehicle segment. Such diversification requires investments and resources which may not be available as needed. We cannot guarantee that we will be successful in leveraging our capabilities into new markets and thus, in meeting the needs of these new customers and competing favorably in these new markets. If those customers experience reduced demand for their products or financial difficulties, our future prospects will be negatively affected as well.

Impairment in the carrying value of long-lived assets and goodwill could negatively affect our operating results.

We have a significant amount of long-lived assets and goodwill on our consolidated balance sheet. Under generally accepted accounting principles, long-lived assets, excluding goodwill, are required to be reviewed for impairment whenever adverse events or changes in circumstances indicate a possible impairment. If business conditions or other factors cause profitability and cash flows to decline, we may be required to record non-cash impairment charges. Goodwill must be evaluated for impairment annually or more frequently if events indicate it is warranted. If the carrying value of our reporting units exceeds their current fair value as determined based on the discounted future cash flows of the related business, the goodwill is considered impaired and is reduced to fair value by a non-cash charge to earnings. Events and conditions that could result in impairment in the value of our long-lived assets and goodwill include changes in the industries in which we operate, particularly the impact of the current downturn in the global economy, as well as competition and advances in technology, adverse changes in the regulatory environment, or other factors leading to reduction in expected long-term sales or profitability. For example, during the fiscal year ended December 31, 2008, we were required to record a $114 million asset impairment charge to write-off the remaining goodwill related to our 1996 acquisition of Clevite Industries.

The value of our deferred tax assets could become impaired, which could materially and adversely affect our operating results.

As of September 30, 2009, we had approximately $113 million in net deferred tax assets. These deferred tax assets include net operating loss carryovers that can be used to offset taxable income in future periods and reduce income taxes payable in those future periods. We periodically determine the probability of the realization of deferred tax assets, using significant judgments and estimates with respect to, among other things, historical operating results, expectations of future earnings and tax planning strategies. For example, we were required to record charges during the fiscal year ended December 31, 2008 for a valuation allowance against our U.S. deferred tax assets. These charges were attributable to the significant decline in production which resulted from the current global economic crisis and the accounting requirement to project that the current negative operating environment will continue through the expiration of the net operating loss carry-forward periods. If we determine in the future that there is not sufficient positive evidence to support the valuation of these assets, due to the risk factors described herein or other factors, we may be required to further adjust the valuation allowance to reduce our deferred tax assets. Such a reduction could result in material non-cash expenses in the period in which the valuation allowance is adjusted and could have a material adverse effect on our results of operations.

Our expected annual effective tax rate could be volatile and materially change as a result of changes in mix of earnings and other factors.

Our overall effective tax rate is equal to our total tax expense as a percentage of our total profit or loss before tax. However, tax expenses and benefits are determined separately for each tax paying entity or group of entities that is consolidated for tax purposes in each jurisdiction. Losses in certain jurisdictions may provide no current financial statement tax benefit. As a result, changes in the mix of projected profits and losses between jurisdictions, among other factors, could have a significant impact on our overall effective tax rate.

Risks Relating to Our Common Stock and This Offering

Declines in the price of our common stock could have an adverse effect on its liquidity.

Our common stock is currently listed on the NYSE. The NYSE maintains continued listing requirements relating to, among other things, market capitalization and minimum stock price (including that the average closing price of common stock be not less than $1.00 for 30 consecutive trading days).

On March 10, 2009, we were notified by the NYSE that we had fallen below the NYSE’s continued listing standard because our average market capitalization was less than $75 million over a 30-day trading period and our last reported stockholders’ equity was less than $75 million (the $75 million threshold has subsequently been revised by the NYSE to $50 million). We were subsequently notified by the NYSE that we had regained compliance with these listing obligations effective June 1, 2009 based on a 30-trading day average market capitalization of $248 million. Although we are currently in compliance with NYSE listing requirements, our stock price declined severely during 2008 and early 2009, and has been highly volatile. If in the future we are unable to satisfy the NYSE criteria for continued listing, we would be notified by the NYSE and given an opportunity to take corrective action. If we are not brought into compliance after the cure period, our stock could be subject to delisting. A delisting of common stock could negatively impact us by reducing the liquidity and market price of our common stock and reducing the number of investors willing to hold or acquire our common stock. This could negatively impact our ability to raise additional funds through equity financing, which in turn could materially and adversely affect our business, financial condition and results of operations.

Our stock price could be volatile, and your investment could suffer a decline in value.

In recent years, our stock price, and the stock market generally, has been extremely volatile. The market price of our common stock may be influenced by many factors, some of which are beyond our control, including:

•	quarterly variations or actual or anticipated fluctuations in our operating results;

•	announcements or introduction of technological innovations by us or our competitors;

•	changes in or our failure to meet market or securities analysts’ expectations;

•	market conditions and perceptions relating to our industry;

•	future sales of our common stock;

•	sales of significant amounts of our common stock or other securities in the open market;

•	the depth of liquidity in the market for our common stock;

•	acts of war or terrorism and the impact of these events and economic, financial and social conditions on the financial markets and our operating results; and

•	general market conditions and other factors.

In the past, securities class action litigation has often been instituted following periods of volatility in the market price of a company’s securities. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of our management’s attention and resources.

Future sales of our common stock in the public market could lower the market price of our common stock.

As of November 13, 2009, there were 47,401,293 shares of our common stock issued and outstanding. All of these shares are, and the 12,000,000 shares to be issued in this offering will be, freely transferable without restriction or further registration under the Securities Act, unless held by our “affiliates” as that term is defined in Rule 144 under the Securities Act. Shares held by our “affiliates” are generally eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144. As of November 13, 2009, we had 87,598,707 remaining shares of our common stock available for issuance, including shares reserved for issuance under our equity incentive plans, shares issuable upon exercise of outstanding options and shares held in our Treasury. Shares issued under our equity incentive plans will be freely tradeable when issued, subject to the rules described above regarding shares held by “affiliates”.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market pursuant to new issuances of common stock, or pursuant to this offering, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. Any such future sales or issuances will dilute the ownership interests of stockholders, and we cannot predict the effect that future sales or issuances of our common stock or other equity-related securities would have on the market price of our common stock, nor can we predict our future needs to fund our operations or balance sheet with future equity issuances. The price of our common stock could be affected by hedging or arbitrage trading activity that we expect to develop involving our common stock as a result of this offering.

We, our directors and certain of our executive officers have agreed to a “lock-up,” meaning that, subject to certain exceptions, neither we nor they will sell any shares without the prior consent of the representatives of the underwriters before 90 days after the date of this prospectus supplement. Following the expiration of this 90-day lock-up period, the 886,372 shares of our common stock held by our directors and executive officers will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. See “Underwriting — No sale of similar securities.”

Investors in this offering will experience immediate and substantial dilution.

At September 30, 2009, our net tangible book value per share of common stock was negative. Therefore, if you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in the net tangible book value per share of common stock from the price per share that you pay for the common stock. If holders of outstanding options exercise those options at prices below the public offering price, you will incur further dilution.

Investors in this offering may experience future dilution.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into, or exchangeable for, our common stock at prices that may not be the same as the price per share in this offering. We have an effective shelf registration statement from which additional shares of our common stock and other securities can be offered. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. If the price per share at which we sell additional shares of our common stock or related securities in future transactions is less than the price per share in this offering, investors who purchase our common stock in this offering will suffer a dilution of their investment.

Our certificate of incorporation, by-laws and Delaware law may discourage takeovers and business combinations that our stockholders might consider in their best interests.

A number of provisions in our certificate of incorporation and by-laws, as well as anti-takeover provisions of Delaware law, may have the effect of delaying, deterring, preventing or rendering more difficult a change in control of Tenneco Inc. that our stockholders might consider in their best interests. Also, our board of directors has the power to designate and issue one or more series of preferred stock without stockholder approval, the terms of which may be determined at the sole discretion of the board of directors.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

Our certificate of incorporation and by-laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

See “Description of Common Stock” in the accompanying prospectus for additional information on the anti-takeover measures applicable to us.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $187 million (or $215 million if the underwriters’ option to purchase additional shares is exercised in full) after deducting underwriting discounts and estimated offering expenses. The net proceeds from this offering are expected to be used to repay outstanding borrowings under our revolving credit facility (without reducing the commitments under the revolving credit facility) and for general corporate purposes.

Our revolving credit facility matures in March 2012 and bears interest at an annual rate equal to, at our option, either (i) the LIBOR plus 5.50%, or (ii) a rate consisting of the greater of (a) the JPMorgan Chase prime rate plus 4.50%, and (b) the Federal Funds rate plus 0.50% plus a margin of 4.50%. The margin we pay on these borrowings will be reduced by 50 basis points following each fiscal quarter for which our consolidated net leverage ratio is less than 5.0, and will be further reduced by an additional 50 basis points following each fiscal quarter for which the consolidated net leverage ratio is less than 4.0.

Affiliates of most of the underwriters are lenders under our senior credit facility and will receive a portion of the proceeds of the offering. See “Underwriting” and “Conflicts of interest.”

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NYSE under the symbol “TEN.”

On November 18, 2009, the last quoted price per share of our common stock on the NYSE was $16.98. As of November 13, 2009, there were approximately 20,722 registered holders of our common stock.

The following table sets forth the high and low sales prices per share of our common stock as reported on the NYSE:

	Price Range of Common Stock
	High	Low

2007
First Quarter	$27.34	$23.04
Second Quarter	35.81	25.49
Third Quarter	37.73	28.11
Fourth Quarter	33.46	24.16
2008
First Quarter	$29.41	$20.18
Second Quarter	30.41	13.52
Third Quarter	16.92	9.58
Fourth Quarter	10.63	1.31
2009
First Quarter	$4.14	$0.67
Second Quarter	11.19	1.56
Third Quarter	18.11	8.14
Fourth Quarter (through November 18, 2009)	17.38	11.35

DIVIDEND POLICY

The declaration of dividends on our common stock is at the discretion of our Board of Directors. The Board of Directors has not adopted a dividend policy as such; subject to legal and contractual restrictions, its decisions regarding dividends are based on all considerations that in its business judgment are relevant at the time. These considerations may include past and projected earnings, cash flows, economic, business and securities market conditions and anticipated developments concerning our business and operations. On January 10, 2001, our Board of Directors eliminated the quarterly dividend on our common stock. There are no current plans to reinstate a dividend on our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2009 on an actual basis and on an “as adjusted” basis after giving effect to this offering and the application of the net proceeds therefrom, as set forth under “Use of Proceeds.” You should read the information in this table together with our consolidated financial statements and the related notes and the information contained in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of
	September 30, 2009
		As
	Actual	Adjusted(1)
	(Unaudited)
	(Dollars in millions)

Cash and cash equivalents	$137	$137

Total debt(2):
Credit facilities
Revolving credit facility and tranche B-1 letter of credit/revolving loan facility	242	55
Term loan A	139	139
10 1/4% senior secured notes due 2013(3)	249	249
8 1/8% notes due 2015	250	250
8 5/8% senior subordinated notes due 2014	500	500
Other indebtedness(4)	88	88

Total debt	1,468	1,281

Redeemable noncontrolling interests	5	5

Tenneco Inc. Stockholders’ equity:
Common Stock, $.01 par value(5)	—	—
Premium on common stock and other capital surplus	2,816	3,003
Accumulated other comprehensive income	(228)	(228)
Accumulated deficit	(2,592)	(2,592)

	(4)	183
Less — Shares held as treasury stock, at cost	240	240

Total Tenneco Inc. stockholders’ equity	(244)	(57)

Noncontrolling interests	26	26

Total equity	(218)	(31)

Total capitalization	$1,255	$1,255

(1)	Based on estimated net proceeds of approximately $187 million, after deducting underwriting discounts and commission and the estimated offering expenses payable by us and assuming the underwriters do not exercise their over-allotment option, from the sale of 12,000,000 shares of our common stock in this offering at the public offering price of $16.50 per share.

(2)	Does not include assets sold under account receivable securitization agreements. As of September 30, 2009, we had sold $85 million of receivables in North America under an accounts receivable securitization facility and $123 million in Europe.

(3)	Includes a premium of $4 million as of September 30, 2009, as $245 million of the outstanding senior secured notes were issued at a premium of 113% of the principal amount in December 2003.

(4)	Includes $73 million in short-term debt, $5 million in capital leases and $10 million in other debt as of September 30, 2009.

(5)	There are 135 million authorized shares of common stock, of which 47,401,293 shares were issued and outstanding as of November 13, 2009. As adjusted for the offering, 59,401,293 shares will be issued and outstanding (61,201,293 shares if the underwriters exercise their over-allotment option in full) based on our common stock outstanding as of November 13, 2009. From time to time, common stock is issued in conjunction with the exercise of stock options and the issuance of restricted stock issued as part of our stock incentive plan. The potential issuance of such shares is not included in the number of shares issued and outstanding as adjusted for the offering.

You should read the above table in conjunction with our consolidated financial statements and the related notes and “Management’s discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on For 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which are incorporated herein by reference.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences and, in the case of non-U.S. holders (as defined below), U.S. federal estate tax consequences of purchasing, holding and disposing of the shares of common stock we are offering. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated or proposed thereunder (the “Regulations”), and administrative and judicial interpretations thereof, all as of the date of this prospectus supplement, and all of which are subject to change or reinterpretation by the Treasury or courts, possibly on a retroactive basis.

This summary applies only to holders that acquire shares of our common stock in this offering at the offering price listed on the cover page hereof and that hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. This summary does not apply to holders that are subject to special rules, such as banks, regulated investment companies, real estate investment trusts, insurance companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, tax-exempt organizations or entities, partnerships for U.S. federal income tax purposes and investors therein, holders liable for alternative minimum tax, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, holders that hold shares of our common stock as part of a hedging, straddle or conversion transaction, or U.S. holders whose functional currency is not the U.S. dollar.

For purposes of the following summary, a “U.S. holder” is a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust. A “non-U.S. holder” is a beneficial owner of shares of our common stock that is an individual, corporation, estate or trust and is not a U.S. holder.

The tax consequences to a partner in an entity treated as a partnership for U.S. federal tax purposes that holds shares of our common stock generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, entities treated as partnerships for U.S. federal tax purposes that are prospective holders of the shares of our common stock, and partners in such partnerships, should consult their own tax advisors regarding specific U.S. federal income tax consequences of the partnership’s acquisition, ownership and disposition of the shares of our common stock.

TAXPAYERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK IN THEIR PARTICULAR CIRCUMSTANCES UNDER U.S. FEDERAL TAX LAW AND UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Holders

Distributions on Common Stock

Distributions made on our common stock to U.S. holders out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, generally will be included in the gross income of a U.S. holder as dividend income when actually or constructively received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital and will be applied against and will reduce (but not below zero) the U.S. holder’s adjusted tax basis in the common stock (determined on a share-by-share basis), and any remaining excess will be treated as capital gain from a sale or exchange of the common stock, subject to the tax treatment described below in “Sale, Exchange or Other Taxable Dispositions of Common Stock.”

Dividends received by a non-corporate U.S. holder generally will constitute “qualified dividend income” and will be subject to tax at the rate applicable to net long-term capital gains (discussed below), provided that certain holding period and other requirements are satisfied. This preferential rate does not apply, however, to the extent that a U.S. holder elects to treat the dividends as “investment income” for purposes of the rules relating to the limitation on the deductibility of investment-related interest. The reduced rates only apply to any dividends received in taxable years ending on or prior to December 31, 2010. Dividends received in later years are scheduled to be taxable at normal graduated rates applicable to ordinary income.

Subject to the holding period and other requirements, any dividends received by a corporate U.S. holder generally should be eligible for dividends received deduction.

Sale, Exchange or Other Taxable Dispositions of Common Stock

A sale, exchange, or other disposition of our common stock generally will result in gain or loss equal to the difference between the amount realized upon the disposition (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders who have not previously included such dividends in income) and a U.S. holder’s adjusted tax basis in the common stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock exceeds one year. However, any loss recognized by a non-corporate U.S. holder generally will be long-term capital loss regardless of such holder’s actual holding period to the extent such holder received any dividends that constituted “qualified dividend income” and were considered “extraordinary dividends.” Under current law, if a U.S. holder is an individual or other non-corporate holder, net long-term capital gain realized by such U.S. holder is subject to a reduced maximum tax rate of 15% for tax years beginning before January 1, 2011. For taxable years beginning after December 31, 2010, the maximum capital gains rate is scheduled to increase to 20%. The deduction of capital losses is subject to limitations.

Information Reporting and Backup Withholding

U.S. holders generally are subject to information reporting requirements with respect to dividends paid on common stock, and on the proceeds from the sale, exchange or disposition of common stock. In addition, a U.S. holder will be subject to backup withholding (currently at a rate of 28%) on dividends paid on common stock, and on the proceeds from the sale, exchange or other disposition of common stock, unless the U.S. holder provides a duly executed Internal Revenue Service (“IRS”) Form W-9 certifying its exemption from backup withholding or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their own advisors regarding the application of the information reporting and backup withholding rules to them.

Non-U.S. Holders

Dividends

Dividends paid to a non-U.S. holder (to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) generally will be subject to withholding of U.S. federal tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to tax on a net basis at the same graduated U.S. federal income tax rates applicable to U.S. persons, unless an applicable tax treaty provides otherwise. In addition, any effectively connected earnings and profits attributable to such dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty.

Dividends paid to a non-U.S. Holder in excess of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles) will first constitute a return of capital that is applied against and reduces the non-U.S. Holder’s adjusted tax basis in our common stock (determined on a share-by-share basis), and thereafter will be treated as gain realized on the sale or other disposition of our common stock as described under “— Sale, Exchange, or Other Taxable Dispositions of Common Stock” below.

A non-U.S. holder of shares of our common stock that wishes to claim the benefit of an applicable treaty rate for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a “United States person” as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. Non-U.S. holders should consult their own advisors regarding the certification requirements applicable to them.

A non-U.S. holder of shares of our common stock that is eligible for a reduced rate of U.S. tax in respect of dividends received may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Taxable Dispositions of Common Stock

Any gain recognized on the disposition of shares of our common stock by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

1. the gain is effectively connected with the conduct of a trade or business in the United States of the non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder), in which case, the gain generally will be subject to U.S. income tax on a net basis in the manner applicable to U.S. holders and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

2. the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met, in which case, the gain generally will be subject to a flat 30% tax, which may be offset by U.S. source capital losses; or

3. we are, or have been at any time during the shorter of the five-year period ending on the date of sale or other disposition or the period that such non-U.S. holder held the common stock, a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes.

Generally, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax generally will not apply to a non-U.S. holder whose holdings, actually or constructively, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC. In addition, we expect that our common stock will be treated as regularly traded on an established securities market.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding (currently at a rate of 28%) on dividends paid to such holder unless such holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a “United States person” as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S. or U.S.-related financial intermediaries, unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a “United States person” as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. holders should consult their own advisors regarding the application of the information reporting and backup withholding rules to them.

U.S. Federal Estate Tax

Common stock held by an individual non-U.S. holder who is not a resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, have severally agreed to purchase from us the following respective numbers of shares of our common stock that appears opposite its name in the table below:

Number
Underwriters	of Shares

J.P. Morgan Securities Inc.	3,600,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,600,000
Deutsche Bank Securities Inc.	2,400,000
Citigroup Global Markets Inc.	720,000
RBS Securities Inc.	720,000
KeyBanc Capital Markets Inc.	360,000
BNY Capital Markets, LLC	120,000
Commerzbank Capital Markets Corp	120,000
PNC Capital Markets LLC	120,000
Scotia Capital (USA) Inc.	120,000
UniCredit Capital Markets, Inc.	120,000

Total	12,000,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are committed to purchase all the shares of common stock offered by us hereunder if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

For a discussion of certain conflicts of interest involving the underwriters, see “Conflicts of Interest.”

Over-allotment Option

The underwriters have an option to buy up to 1,800,000 additional shares of our common stock, to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as the shares described above are being offered.

Underwriting Discounts and Commissions

The underwriters propose to offer the common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.4950 per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The following table shows the public offering price, total underwriting discounts and commissions and proceeds to us, before estimated offering expenses. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Without	With Maximum
	Over-allotment	Over-allotment
	Exercise	Exercise

Public Offering Price	$16.5000	$16.5000
Underwriting discounts and commissions	$9,900,000	$11,385,000
Proceeds, before expenses, to us	$188,100,000	$216,315,000

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1 million.

No Sales of Similar Securities

For a period of 90 days after the date of this prospectus supplement, we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities Inc., other than the shares of our common stock offered hereby, any shares of our common stock issued upon the exercise of options granted under our existing stock-based compensation plans and new awards under our existing stock-based compensation plans in amounts not to exceed the amount described in the Prospectus as available for grant under those plans.

Our directors and executive officers have entered into lock-up agreements with the underwriters pursuant to which each of them, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc. on behalf of the underwriters, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including common stock which may be deemed to be beneficially owned by such persons in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or (iii) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, except in the case of each of the clauses (i), (ii) and (iii) above, (a) withholding of common stock in connection with the vesting of restricted stock held by the undersigned as of the date hereof or “cashless exercises” of options to purchase common stock held by the undersigned as of the date hereof; (b) transactions in connection with a termination of the undersigned’s employment by, or service to, our company or any of its subsidiaries; (c) the transfer of any shares of common stock owned or later acquired by such person, either during such person’s lifetime or on death, by will or intestate succession, to the immediate family of such person or transfers to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of such person’s immediate family or (d) transfers of shares of common stock as a bona fide gift or gifts; provided that in the case of any transfer or distribution pursuant to clause (c) or (d), each donee shall execute and deliver to J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith

Incorporated and Deutsche Bank Securities Inc. a lock-up letter to the foregoing effect; and provided, further, that in the case of any transfer or distribution pursuant to clause (c) or (d), no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 90-day period referred to above).

Notwithstanding the foregoing paragraphs, if (a) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our Company occurs or (b) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions on us and our directors and executive officers regarding the sale of similar securities will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our common stock is listed on the New York Stock Exchange under the symbol “TEN.”

Price Stabilization and Short Positions

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them. These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Our Relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. See “Conflicts of interest.” With respect to our revolving credit facility, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is the administrative agent, Deutsche Bank Securities Inc. is a syndication agent, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is a documentation agent, and affiliates of certain of the underwriters are lenders thereunder. A portion of the net proceeds from this offering may be used to repay outstanding borrowings under our revolving credit facility (without reducing the commitments under the revolving credit facility) and, therefore, any affiliates of the underwriters that are lenders under our revolving credit facility will receive a portion of the net proceeds from this offering.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the accounts of their customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans.

Selling Restrictions

No action has been taken in any jurisdiction (except in the U.S.) that would permit a public offering of the shares of our common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the shares where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the accompanying prospectus nor any other offering material or advertisements in connection with the shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area/United Kingdom

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors”, as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer within the EEA of shares of common stock which are the subject of the offering contemplated in this prospectus supplement should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor will authorize, the making of any offer of the shares of common stock through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares of common stock contemplated in this prospectus supplement.

For the purposes of this provision, and the buyer’s representation below, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase any shares of common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares of common stock which are the subject of the offering contemplated by this prospectus supplement under, the offers contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

(a) it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b) in the case of any shares of common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares of common stock acquired by it in the offering have not been acquired on behalf of, or with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale; or (ii) where shares of common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Switzerland

This prospectus supplement, as well as any other material relating to the shares of common stock which are the subject of the offering contemplated by this prospectus supplement, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares of common stock will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares of common stock, including, but not limited to, this prospectus supplement, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

The shares of common stock are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares of common stock with the intention to distribute them to the public. The investors will be individually approached by the underwriters from time to time.

This prospectus supplement, as well as any other material relating to the shares of common stock, are personal and confidential and do not constitute an offer to any other person. This prospectus supplement may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

France

This prospectus supplement and the accompanying prospectus (including any amendment, supplement or replacement thereto) have not been prepared in connection with an offering of our common stock that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no shares of common stock have been offered or sold, or will be offered or sold, directly or indirectly, to the public in France except to permitted investors (“Permitted Investors”), consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D.341-1 of the French Code Monétaire et Financier and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code Monétaire et Financier; none of this prospectus supplement and the accompanying prospectus or any other materials related to the offer or information contained herein or therein relating to our common stock has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any shares of our common stock acquired by any Permitted Investors may be made only as provided by articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Italy

The offering of our common stock has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa (the “CONSOB”)) pursuant to Italian securities legislation and, accordingly, our common stock may not and will not be offered, sold or delivered, nor may or will copies of this prospectus supplement or the accompanying prospectus or any other documents relating to our common stock or the offer be distributed in Italy other than to professional investors (operatori qualificati), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998, as amended (“Regulation No. 11522”), or in other circumstances where an exemption from the rules governing solicitations to the public at large applies in accordance with Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended (the “Italian Financial Law”), and Article 33 of CONSOB Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of our common stock or distribution of copies of this prospectus supplement or the accompanying prospectus or any other document relating to our common stock or the offer in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Law”), the Italian Financial Law, Regulation No. 11522 and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy. Any investor purchasing shares of our common stock in the offer is solely responsible for ensuring that any offer or resale of shares it purchased in the offer occurs in compliance with applicable laws and regulations. This prospectus supplement and the accompanying prospectus and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus supplement (the “Shares”) may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Shares offered should conduct their own due diligence on the Shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

CONFLICTS OF INTEREST

Certain of the underwriters and their respective affiliates have in the past and may in the future perform various financial advisory, investment banking and other services for us, our affiliates and our officers in the ordinary course of business, for which they received and will receive customary fees and expenses. The underwriters and their affiliates may, from time to time in the future, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business.

In particular, affiliates of most of the underwriters are lenders and agents under our senior credit facility. These affiliates will receive their respective share of any repayment by us of amounts outstanding under our senior credit facility from the proceeds of this offering. Because we intend to use the net proceeds from this offering to reduce indebtedness owed by us under our senior credit facility, each of the underwriters whose affiliates will receive at least 5% of the net proceeds is considered by the Financial Industry Regulatory Authority, or FINRA, to have a conflict of interest with us in regards to this offering. However, no qualified independent underwriter is needed for this offering because there is a “bona fide public market” for our common stock as defined in NASD Conduct Rule 2720(f)(3).

LEGAL MATTERS

The validity of the common stock being offered pursuant to this prospectus supplement will be passed upon for us by Mayer Brown LLP, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel llp, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from the company’s Annual Report on Form 10-K and the effectiveness of the company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended September 30, 2009 and 2008 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not “report” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

For further information about us and the securities offered by means of this prospectus supplement, we refer you to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934. In accordance with those requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any document we file at the SEC’s public reference rooms at the following location:
100 F Street, N.E.
Washington, D.C., 20549

You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms and the procedure for obtaining copies.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The documents that we file with the SEC, including the registration statement, are available to investors on this web site. You can log onto the SEC’s web site at http://www.sec.gov. Certain information is also available on our website at http://www.tenneco.com.

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	our Current Reports on Form 8-K filed on January 13, 2009, February 5, 2009 (only as to item 8.01 which is filed with the SEC), February 5, 2009 (relating to item 8.01 which is filed with the SEC), February 23, 2009, March 13, 2009, March 16, 2009, May 14, 2009, May 15, 2009, August 6, 2009, September 22, 2009, October 28, 2009 and November 18, 2009;

•	description of our common stock contained in our Registration Statement on Form 10 (File No. 1-12387) originally filed with the Commission on October 30, 1996, including all amendments or reports filed for the purpose of updating the description included therein; and

•	all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the filing of this prospectus supplement until the termination of this offering.

You should read the information relating to us in this prospectus supplement together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

You can obtain any of the filings incorporated by reference in this prospectus supplement through us or from the SEC through the SEC’s Internet site or at the address listed above. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus supplement. You should direct requests for those documents to Tenneco Inc., 500 North Field Drive, Lake Forest, Illinois 60045, Attention: General Counsel (telephone (847) 482-5000).

PROSPECTUS

$500,000,000

Tenneco Inc.

Debt Securities
Preferred Stock
Common Stock
Warrants

We may use this prospectus from time to time to offer debt securities, shares of our preferred stock, shares of our common stock or warrants to purchase our debt securities, preferred stock or common stock. Any or all of the securities may be offered and sold separately or together. This prospectus also covers guarantees, if any, of our payment obligations under any debt securities, which may be given by certain of our subsidiaries, on terms to be determined at the time of the offering. The debt securities and preferred stock may be convertible into or exchangeable or exercisable for other securities. We will provide specific terms of these securities, and the manner in which these securities will be offered, in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “TEN.”

For a discussion of factors that you should consider before you invest in our securities, see “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 29, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of proceeds of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under “Documents Incorporated by Reference into this Prospectus” and “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information in this prospectus is accurate as of the date on the front cover. The information we have filed and will file with the SEC that is incorporated by reference into this prospectus is accurate as of the filing date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates and may change again.

As used in this prospectus, the terms the “Company,” “Tenneco,” “we,” “us,” and “our” may, depending upon the context, refer to Tenneco Inc., our consolidated subsidiaries, or to all of them taken as a whole.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus or the documents incorporated by reference into the prospectus constitute “forward-looking statements” as that term is defined under Section 21E of the Securities Exchange Act of 1934, as amended, concerning, among other things, the prospects and developments of our company and business strategies for our operations, all of which are subject to risks and uncertainties. These forward-looking statements are included in various sections of this prospectus. They are identified as “forward-looking statements” or by their use of terms (and variations thereof) such as “will,” “may,” “can,” “anticipate,” “intend,” “continue,” “estimate,” “expect,” “plan,” “should,” “outlook,” “believe” and “seek,” and similar terms (and variations thereof) and phrases.

i

Our actual results may differ materially from those anticipated in these forward-looking statements. These forward-looking statements are affected by risks, uncertainties and assumptions that we make, including among other things, the factors that are described in “Risk Factors” and:

•	general economic, business and market conditions, including without limitation the severe financial difficulties facing a number of companies in the automotive industry as a result of the current global economic crisis, including the recent filing for bankruptcy protection by Chrysler LLC and a potential filing for bankruptcy protection by General Motors, and the potential impact thereof on labor unrest, supply chain disruptions, weakness in demand and the collectibility of any accounts receivable due to us from such companies;

•	our ability to access the capital or credit markets and the costs of capital, including the recent global financial and liquidity crisis, changes in interest rates, market perceptions of the industries in which we operate or ratings of securities;

•	the recent volatility in the credit markets, the losses which may be sustained by our lenders due to their lending and other financial relationships and the general instability of financial institutions due to a weakened economy;

•	changes in consumer demand, prices and our ability to have our products included on top selling vehicles, such as the significant shift in consumer preferences from light trucks, which tend to be higher margin products for our customers and us, to other vehicles in light of higher fuel cost and the impact of the current global economic crisis, and other factors impacting the cyclicality of automotive production and sales of automobiles which include our products, and the potential negative impact on our revenues and margins from such products;

•	changes in automotive manufacturers’ production rates and their actual and forecasted requirements for our products, such as the recent and significant production cuts by automotive manufacturers in response to difficult economic conditions;

•	the overall highly competitive nature of the automotive parts industry, and our resultant inability to realize the sales represented by our awarded book of business (which is based on anticipated pricing for the applicable program over its life, and is subject to increases or decreases due to changes in customer requirements, customer and consumer preferences, and the number of vehicles actually produced by customers);

•	the loss of any of our large original equipment manufacturer (“OEM”) customers (on whom we depend for a substantial portion of our revenues), or the loss of market shares by these customers if we are unable to achieve increased sales to other OEMs;

•	labor disruptions at our facilities or any labor or other economic disruptions at any of our significant customers or suppliers or any of our customers’ other suppliers (such as the 2008 strike at American Axle, which disrupted our supply of products for significant General Motors platforms);

•	increases in the costs of raw materials, including our ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives, low cost country sourcing, and price recovery efforts with aftermarket and OEM customers;

•	the cyclical nature of the global vehicle industry, including the performance of the global aftermarket sector and the longer product lives of automobile parts;

•	our continued success in cost reduction and cash management programs and our ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans;

•	costs related to product warranties;

•	the impact of consolidation among automotive parts suppliers and customers on our ability to compete;

•	operating hazards associated with our business;

•	changes in distribution channels or competitive conditions in the markets and countries where we operate, including the impact of changes in distribution channels for aftermarket products on our ability to increase or maintain aftermarket sales;

•	the negative impact of higher fuel prices and overall market weakness on discretionary purchases of aftermarket products by consumers;

•	the cost and outcome of existing and any future legal proceedings;

•	economic, exchange rate and political conditions in the foreign countries where we operate or sell our products;

•	customer acceptance of new products;

•	new technologies that reduce the demand for certain of our products or otherwise render them obsolete;

•	our ability to realize our business strategy of improving operating performance;

•	our inability to successfully integrate any acquisitions that we complete;

•	changes by the Financial Accounting Standards Board or the Securities and Exchange Commission of authoritative generally accepted accounting principles or policies;

•	potential legislation, regulatory changes and other governmental actions, including the ability to receive regulatory approvals and the timing of such approvals;

•	the impact of changes in and compliance with laws and regulations, including environmental laws and regulations, environmental liabilities in excess of the amount reserved and the adoption of the current mandated timelines for worldwide emission regulation;

•	the potential impairment in the carrying value of our long-lived assets and goodwill or our deferred tax assets;

•	potential volatility in our effective tax rate;

•	acts of war and/or terrorism, including, but not limited to, the events taking place in the Middle East, the current military action in Iraq and Afghanistan, the current situation in North Korea and the continuing war on terrorism, as well as actions taken or to be taken by the United States and other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where we operate; and

•	the timing and occurrence (or non-occurrence) of other transactions, events and circumstances which may be beyond our control.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results, we express that expectation or belief in good faith and believe it has a reasonable basis, but we can give no assurance that the statement of expectation or belief will result or be achieved or accomplished.

You should be aware that any forward-looking statement made by us in this prospectus or in the documents incorporated by reference into this prospectus, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC’s rules, we have no duty to update or revise these forward-looking statements. In light of these risks and uncertainties, you should keep in mind that any scenarios or results contained in any forward-looking statement made in this prospectus or elsewhere might not occur.

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS

We file annual, quarterly and current reports and other information with the SEC. See “Where You Can Find More Information.” The following documents are incorporated into this prospectus by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	our Current Reports on Form 8-K, dated January 13, 2009, February 5, 2009, February 5, 2009, February 5, 2009, February 23, 2009, March 13, 2009, March 16, 2009, May 14, 2009 and May 15, 2009;

•	The description of Tenneco’s common stock, $0.01 par value, contained in Tenneco’s Registration Statement on Form 10 (File No. 1-12387) originally filed with the Commission on October 30, 1996, including all amendments or reports filed for the purpose of updating the description included therein; and

•	all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this prospectus and until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated.

Any statement made in this prospectus, a prospectus supplement or a document incorporated by reference in this prospectus or a prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any applicable prospectus supplement to the extent that a statement contained in an amendment or subsequent amendment to this prospectus or an applicable prospectus supplement, in any subsequent applicable prospectus supplement or in any other subsequently filed document incorporated by reference herein or therein adds, updates or changes that statement. Any statement so affected will not be deemed, except as so affected, to constitute a part of this prospectus or any applicable prospectus supplement.

You may obtain a copy of these filings, excluding exhibits (unless such exhibits that are specifically incorporated by reference), free of charge, by oral or written request directed to: Tenneco Inc., 500 North Field Drive, Lake Forest, Illinois, 60045, Attention: General Counsel, Phone: (847) 482-5000.

THE COMPANY

Tenneco Inc. is one of the world’s largest producers of automotive emission control and ride control products and systems. We serve both original equipment vehicle manufacturers and the repair and replacement markets worldwide, with leading emission control brands such as Walker®, Gillettm and Fonostm and leading ride control brands including Monroe®, Rancho®, Clevite® Elastomers and Fric Rottm.

Tenneco Inc. is a Delaware corporation. Our principal executive offices are located at 500 North Field Drive, Lake Forest, Illinois 60045 and our telephone number at that address if (847) 482-5000. Our web site is located at http://www.tenneco.com. The information on our web site is not part of this prospectus.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated.

									Three Month
									Period
									Ended
	Year Ended December 31,								March 31,
	2008	2007		2006		2005		2004	2009	2008

Ratio of earnings to fixed charges(1)	—	1.46	x	1.35	x	1.55	x	—	—	1.35x

(1)	For purposes of computing this ratio, earnings generally consist of income before income taxes and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, the portion of rental expenses considered representative of the interest factor and capitalized interest. Earnings were insufficient to cover fixed charges by $121 million for the year ended December 31, 2008, $9 million for the year ended December 31, 2004 and $44 million for the quarter ended March 31, 2009. See Exhibit 12 to each of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which are incorporated by reference, for the computation of this ratio.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks and uncertainties described under “Risk Factors”, “Cautionary Statements for Purposes of the ‘Safe Harbor’ Provisions of the Private Securities Litigation Act of 1995” or “Forward Looking Statements and Risk Factors” in the applicable prospectus supplement and in our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments to such reports, incorporated in the registration statement of which this prospectus is a part, together with all other information contained and incorporated by reference in this prospectus and the applicable prospectus supplement. The risks and uncertainties described herein and therein are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also occur. The occurrence of any of those risks and uncertainties may materially adversely affect our financial condition, results of operations, cash flows or business. In that case, the price or value of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, the net proceeds from the sale of the offered securities will be used for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms that will apply to any debt securities that we may offer in the future, to which a future prospectus supplement may relate. At the time that we offer debt securities, we will describe in the prospectus supplement that relates to that offering (1) the specific terms of the debt securities and (2) the extent to which the general terms described in this section apply to those debt securities.

We may issue debt securities consisting of senior securities and subordinated securities. The senior securities are to be issued under an indenture between Tenneco and The Bank of New York Mellon Trust Company, N.A., as trustee. The subordinated securities are to be issued under a separate indenture between Tenneco and The Bank of New York Mellon Trust Company, N.A., as trustee. Forms of the indentures for the senior securities and the subordinated securities are included as exhibits to the registration statement to which this prospectus forms a part. In the discussion that follows, we summarize particular provisions of the indentures. Our discussion of indenture provisions is not complete. You should read the indentures for a more complete understanding of the provisions we describe.

The aggregate principal amount of debt securities that we may issue under each of the indentures is unlimited.

To the extent that debt securities are guaranteed, the guarantees will be set forth in the applicable indenture or supplements thereto. To the extent that debt securities or related guarantees are secured, the security interest will be granted under and subject to the applicable indenture or supplements thereto, security agreement, pledge agreements, mortgages, intercreditor agreements, lien subordination agreements and other documents as may be required.

General

Debt securities offered by this prospectus will be limited to an aggregate initial public offering price of $500,000,000, less the dollar amount of any other securities offered and sold pursuant to this prospectus. The indentures provide that debt securities in an unlimited amount may be issued thereunder from time to time in one or more series.

Each prospectus supplement relating to a particular offering of debt securities will describe the specific terms of debt securities. Those specific terms will include the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities of a particular series;

•	whether any of the debt securities are to be issuable in permanent global form;

•	the date or dates on which the debt securities will mature;

•	the rate or rates at which the debt securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, and the date or dates from which any such interest will accrue;

•	the payment dates on which interest, if any, on the debt securities will be payable;

•	the terms, if any, on which the debt securities may be converted into shares of our common stock;

•	any mandatory or optional sinking fund or analogous provisions;

•	each office or agency where, subject to the terms of the applicable indenture, the principal of and any premium and interest on the debt securities will be payable and each office or agency where, subject to the terms of the applicable indenture, the debt securities may be presented for registration of transfer or exchange;

•	the date, if any, after which and the price or prices at which the debt securities may be redeemed, in whole or in part at the option of Tenneco or the holder of debt securities, or according to mandatory redemption provisions, and the other detailed terms and provisions of any such optional or mandatory redemption provisions;

•	the denominations in which any debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	the portion of the principal amount of the debt securities, if other than the principal amount, payable upon acceleration of maturity;

•	the person who shall be the security registrar for the debt securities, if other than the trustee, the person who shall be the initial paying agent and the person who shall be the depositary;

•	the terms of subordination applicable to any series of subordinated securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the indentures.

Except where specifically described in the applicable prospectus supplement, the indentures do not contain any covenants designed to protect holders of the debt securities against a reduction in the creditworthiness of Tenneco in the event of a highly leveraged transaction or to prohibit other transactions which may adversely affect holders of the debt securities.

We may issue debt securities as original issue discount securities to be sold at a substantial discount below their stated principal amounts. We will describe in the relevant prospectus supplement any special United States federal income tax considerations that may apply to debt securities issued at such an original issue discount. Special United States tax considerations applicable to any debt securities that are denominated in a currency other than United States dollars or that use an index to determine the amount of payments of principal of and any premium and interest on the debt securities will also be set forth in a prospectus supplement.

Global Securities

According to the indentures, so long as the depositary’s nominee is the registered owner of a global security, that nominee will be considered the sole owner of the debt securities represented by the global security for all purposes. Except as provided in the relevant prospectus supplement, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders of the debt securities under the indentures. Principal of, premium, if any, and interest on a global security will be payable in the manner described in the relevant prospectus supplement.

Form, Exchange and Transfer

Unless otherwise specified in the applicable prospectus supplement, we will issue the debt securities of each series only in registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof.

Holders may, at their option, but subject to the terms of the indentures and the limitations that apply to global securities, exchange their debt securities for other debt securities of the same series containing identical terms and provisions, in any authorized denomination and of a like aggregate principal amount.

Subject to the terms of the indentures and the limitations that apply to global securities, holders may exchange debt securities as provided above. No service charge applies for any registration of transfer or exchange of debt securities, but the holder may have to pay any tax or other governmental charge associated with registration of transfer or exchange. We have appointed the trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or cancel the designation of any transfer agent or approve a change in the office through which any transfer agent acts. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities are to be partially redeemed, we will not be required to:

•	issue or register the transfer of or exchange any debt security during a period beginning 15 days before the day of the selection for redemption of the debt securities of the applicable series and ending on the close of business on the day of such selection; or

•	register the transfer of or exchange any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

We will pay interest on a debt security on any interest payment date to the registered holder of the debt security as of the close of business on the regular record date for payment of interest. If we default in paying interest on a debt security, we will pay such interest either:

•	on a special record date between 10 and 15 days before the payment; or

•	in any other lawful manner of payment not inconsistent with the requirements of any securities exchange on which the debt securities may be listed for trading.

We will pay the principal of and any premium and interest on the debt securities at the office of the paying agent or paying agents that we designate. We may pay interest by check mailed to the address of the person entitled to the payment as the address appears in the security register. We have designated the corporate trust office of the trustee as our sole paying agent for payments on the debt securities. Any other paying agents initially designated by us for the debt securities will be named in the applicable prospectus supplement. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Any money paid by us to a paying agent for the payment of the principal of or any premium or interest on any debt security which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable may be repaid to us at our request.

Subordination

We may issue subordinated securities from time to time in one or more series under the subordinated indenture. Our subordinated securities will be subordinated and junior in right of payment to certain other indebtedness of Tenneco to the extent set forth in the applicable prospectus supplement.

Guarantees

Certain material domestic wholly owned subsidiaries of Tenneco Inc. named as registrants in the registration statement of which this prospectus is a part, or any combination of them, may, jointly and severally, guarantee any or all of the series of debt securities. Guarantees may be full or limited, senior or subordinated, secured or unsecured, or any combination thereof. In all cases, however, the obligations of each guarantor under its guarantee will be limited as necessary to prevent the guarantee from being rendered voidable under fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally. The guarantees will not place a limitation on the amount of additional indebtedness that may be incurred by the guarantors.

Satisfaction and Discharge

We may be discharged from our obligations under either indenture when all debt securities issued under that indenture and not previously delivered to the trustee for cancellation have either matured or will mature or be redeemed within one year and we deposit with the trustee enough cash or U.S. government obligations to pay all the principal, interest and any premium due to the stated maturity date or redemption date of such debt securities.

Merger and Consolidation

Each indenture provides that we may consolidate or merge with or into any other corporation and we may sell, lease or convey all or substantially all of our assets to any corporation, organized and existing under the laws of the United States of America or any U.S. state, provided that the corporation (if other than us) formed by or resulting from any such consolidation or merger or which shall have received such assets shall assume payment of the principal of (and premium, if any), any interest on and any additional amounts payable with respect to the debt securities and the performance and observance of all of the covenants and conditions of such indenture to be performed or observed by us.

Modification and Waiver

The indentures provide that we and the trustee may modify and amend the indentures with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment, provided that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected by the modification or amendment:

•	change the stated maturity of the principal of, or any installment of interest on or any additional amounts payable with respect to, any debt security or change the redemption price;

•	reduce the principal amount of, or interest on, any debt security or reduce the amount of principal which could be declared due and payable prior to the stated maturity;

•	change the place or currency of any payment of principal or interest on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required to modify or amend each indenture; or

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any past default to less than a majority.

Except with respect to certain fundamental provisions, the holders of at least a majority in principal amount of outstanding debt securities of any series may, with respect to such series, waive past defaults under each indenture.

Events of Default, Waiver and Notice

An event of default with respect to any debt security of any series is defined in each indenture as being:

•	default in payment of any interest on or any additional amounts payable in respect of any debt security of that series which remains uncured for a period of 30 days;

•	default in payment of principal (and premium, if any) on the debt securities of that series when due either at maturity, upon optional or mandatory redemption, as a sinking fund installment, by declaration or otherwise;

•	our default in the performance or breach of any other covenant or warranty in respect of the debt securities of such series in each indenture which shall not have been remedied for a period of 90 days after notice;

•	our bankruptcy, insolvency or reorganization; and

•	any other event of default established for the debt securities of such series set forth in the applicable prospectus supplement.

Each indenture provides that the trustee may withhold notice to the holders of the debt securities of any default with respect to any series of debt securities (except in payment of principal of, or interest on, the debt securities) if the trustee in good faith determines that it in the interest of the holders of the debt securities of such series to do so.

Each indenture provides also that:

•	if an event of default due to the default in payment of principal of, or interest on, any series of debt securities, or because of our default in the performance or breach of any other covenant or agreement applicable to the debt securities of such series but not applicable to all outstanding debt securities, shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series then may declare the principal of all debt securities of that series, or such lesser amount as may be provided for in the debt securities of that series, and interest accrued thereon, to be due and payable immediately; and

•	if the event of default resulting from our default in the performance of any other of the covenants or agreements in each indenture applicable to all outstanding debt securities under such indenture or certain events of bankruptcy, insolvency or reorganization shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of all outstanding debt securities (treated as one class) may declare the principal of all debt securities, or such lesser amount as may be provided for in such securities, and interest accrued thereon, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, or premium or interest on, the debt securities) by the holders of a majority in principal amount of the outstanding debt securities of such series (or of all series, as the case may be).

The holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to debt securities of such series provided that such direction shall not be in conflict with any rule of law or the applicable indenture and shall not be unduly prejudicial to the holders not taking part in such direction. If an event of default occurs and is continuing, then the trustee may in its discretion (and subject to the rights of the holders to control remedies as described above) bring such judicial proceedings as the trustee shall deem most effectual to protect and enforce the rights of the holders of the debt securities.

The indentures provide that no holder of any debt security will have any right to institute any proceeding, judicial or otherwise, with respect to the indentures for the appointment of a receiver or trustee for any other remedy thereunder unless:

•	that holder has previously given the trustee written notice of a continuing event of default;

•	the holders of not less than 25% in principal amount of the outstanding debt securities of any series have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee indemnity satisfactory to the trustee against costs, expenses and liabilities incurred in complying with such request; and

•	for 60 days after receipt of such notice, request and offer of indemnity, the trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding debt securities of that series.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders.

However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. We are required to furnish to the trustee under each indenture annually a statement as to performance or fulfillment of its obligations under the applicable indenture and as to any default in such performance of fulfillment.

The Trustee

The Bank of New York Mellon Trust Company, N.A. will serve as the trustee under each indenture.

DESCRIPTION OF PREFERRED STOCK

General

Subject to limitations prescribed by Delaware law and our certificate of incorporation, our board of directors is authorized to issue, from the authorized but unissued shares of capital stock, preferred stock in series and to establish from time to time the number of shares of preferred stock to be included in the series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series, and such other subjects or matters as may be fixed by resolution of our board of directors or one of its duly authorized committees. As of the date of this prospectus, we have not issued any shares of preferred stock.

Reference is made to the prospectus supplement relating to any series of shares of preferred stock being offered in such prospectus supplement for the specific terms of the series, including:

•	the title and stated value of the series of shares of preferred stock;

•	the number of shares of the series of shares of preferred stock offered, the liquidation preference per share and the offering price of such shares of preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for those values relating to the shares of preferred stock of the series;

•	the date from which dividends on shares of preferred stock of the series shall cumulate, if applicable;

•	the procedures for any auction and remarketing, if any, for shares of preferred stock of the series;

•	the provision for a sinking fund, if any, for shares of preferred stock of the series;

•	the provision for redemption, if applicable, of shares of preferred stock of the series;

•	any listing of the series of shares of preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which shares of preferred stock of the series will be convertible into shares of common stock or other securities, including the conversion price, or manner of calculating the conversion price;

•	whether interests in shares of preferred stock of the series will be represented by global securities;

•	a discussion of federal income tax considerations applicable to shares of preferred stock of the series;

•	the relative ranking and preferences of shares of preferred stock of the series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any series of shares of preferred stock ranking senior to or on a parity with the series of shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on direct or beneficial ownership and restrictions on transfer of shares of preferred stock of the series; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Any shares of preferred stock sold hereunder, or issued upon conversion, exercise or exchange of other securities sold hereunder, will be duly authorized, validly issued and, to the extent provided in the applicable certificate of designations, fully paid and nonassessable. This means that, to the extent provided in the applicable certificate of designations, you have paid the full purchase price for your shares and will not be assessed any additional amount for your shares.

Our board of directors will designate the transfer agent and registrar for each series of preferred stock and the exchange or market on which such series will be listed or eligible for trading, if any, at the time it authorized such series.

To the extent that applicable law or the applicable certificate of designations provides that holders of shares of a series of preferred stock are entitled to voting rights, each holder shall be entitled to vote ratably (relative to each other such holder) on all matters submitted to a vote of such holders. Each holder may exercise such note either in person or by proxy.

Any description of our preferred stock set forth in a prospectus supplement is only a summary and is subject to the provisions of our certificate of incorporation and by-laws, in each case as amended, which are included as exhibits to our Registration Statement on Form S-3 of which this prospectus forms a part, the certificate of designations governing the series of preferred stock, and the applicable provisions of the laws of Delaware, our State of incorporation.

Rank

Unless otherwise specified in the applicable prospectus supplement, the shares of preferred stock of each series will rank with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs:

•	senior to all classes or series of shares of common stock, and to all equity securities ranking junior to the series of shares of preferred stock;

•	on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with shares of preferred stock of the series; and

•	junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to shares of preferred stock of the series.

Dividends

Subject to the preferences to which holders of shares of any other series of preferred stock may be entitled and to the extent that the applicable certificate of designations so provides, the holders of shares of a series of preferred stock shall be entitled to receive ratably (relative to each other such holder) such dividends, if any, as may be declared from time to time in respect of shares of such series by our board of directors out of funds (including cash, securities and other property) legally available therefor. Subject to the prior rights of creditors and to preferences to which holders of shares of any other series of preferred stock may be entitled and to the extent that the applicable certificate of designations so provides, the holders of such shares of a series of preferred stock are entitled to receive ratably (relative to each other such holder) our assets (including cash, securities and other property) distributed upon our liquidation, dissolution or winding up.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is only a summary and is subject to the provisions of our certificate of incorporation and by-laws, in each case as amended, which are included as exhibits to our Registration Statement on Form S-3 of which this prospectus forms a part, and the applicable provisions of the laws of Delaware, our State of incorporation.

General

Under our certificate of incorporation, our authorized capital stock consists of 135,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

The holders of common stock are entitled to one vote for each share on all matters on which stockholders generally are entitled to vote, and except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of common stock possess 100 percent of the voting power. Our certificate of incorporation does not provide for cumulative voting.

Subject to the preferential rights of any outstanding preferred stock that may be created by our board of directors, the holders of common stock are entitled to such dividends as may be declared from time to time by our board of directors and paid from funds legally available therefor, and the holders of common stock will be entitled to receive pro rata all assets of our company available for distribution upon liquidation. All shares of common stock received in the offering will be validly issued, fully paid and nonassessable, and the holders thereof will not have any preemptive rights.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “TEN.”

The declaration of dividends on our common stock is at the discretion of our board of directors.

The transfer agent and registrar for our common stock is Wells Fargo Shareholder Services.

Antitakeover Effects of Certain Provisions

Our certificate of incorporation and by-laws and Delaware statutory law, contain certain provisions that could make the acquisition of our company by means of a tender offer, a proxy contest or otherwise more difficult. The description set forth below is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and by-laws, which are filed as exhibits to our Registration Statement on Form S-3 of which this prospectus is a part.

Number of Directors, Removal; Filling Vacancies.  Our certificate of incorporation provides that the business and affairs of our company will be managed by or under the direction of a board of directors, consisting of not less than eight nor more than sixteen directors, the exact number thereof to be determined from time to time by affirmative vote of a majority of the entire board of directors. In addition, our certificate of incorporation provides that any vacancy on our board of directors that results from an increase in the number of directors may be filled by a majority of our board of directors then in office, provided that a quorum is present, and any other vacancy occurring in our board of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Notwithstanding the foregoing, our certificate of incorporation provides that whenever the holders of any one or more series of preferred stock have the right, voting separately as a class or series, to elect directors, the election, removal, term of office, filling of vacancies and other features of such directorships will be governed by the terms of our certificate of incorporation applicable to that preferred stock.

Special Meeting.  Our by-laws provide that special meetings of stockholders may be called by our board of directors, subject to the rights of any holders of preferred stock. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the purposes specified in the notice of meeting given by our company.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals.  Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election of directors, or to bring other business before an annual meeting of stockholders.

The stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors, or by a stockholder who has given timely written notice to the Secretary of our company prior to the meeting at which directors are to be elected, will be eligible for election as directors. The stockholder notice procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our board of directors or by a stockholder who has given timely written notice to the Secretary of our company of such stockholder’s intention to bring that business before the meeting. Under the stockholder notice procedure, for stockholder notice in respect of the annual meeting of our stockholders to be timely, such notice must be delivered to our principal executive offices, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than thirty days before or more than seventy days after the anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Under the stockholder notice procedure, a stockholder’s notice to our company proposing to nominate a person for election as a director must contain certain information, including, without limitation, the identity and address of the nominating stockholder, the class and number of shares of stock of our company that are beneficially owned by such stockholder, and as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of our company which are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in a solicitation for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-11 thereunder. Under the stockholder notice procedure, a stockholder’s notice relating to the conduct of business other than the nomination of directors must contain certain information about the proposed business and about the proposing stockholder, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the text of the proposed business, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of our company beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the chairman of the meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the stockholder notice procedure, such person will not be eligible for election as a director, or such business will not be conducted at any such meeting, as the case may be.

By requiring advance notice of nominations by stockholders, the stockholder notice procedure affords our board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders about those qualifications. By requiring advance notice of other proposed business, the stockholder notice procedure also provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by our board of directors, provides our board of directors with an opportunity to inform stockholders, prior to meetings, of any business proposed to be conducted at the meetings, together with any recommendations as to our Board of Director’s position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

Although our by-laws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or proper stockholder proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to our company and stockholders.

Record Date Procedure for Stockholder Action by Written Consent.  Our by-laws establish a procedure for the fixing of a record date in respect of corporate action proposed to be taken by our stockholders by written consent in lieu of a meeting. Our by-laws provide that any person seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to our Secretary and delivered to our company, request that a record date be fixed for such purpose. The by-laws state our board of directors may fix a record date for such purpose which shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by our board of directors and shall not precede the date such resolution is adopted. If our board of directors fails within 10 days after we receive such notice to fix a record date for such purpose, the by-laws provide that the record date shall be the day on which the first written consent is delivered to us unless prior action by our board of directors is required under the Delaware General Corporation Law (the “DGCL”), in which event the record date shall be at the close of business on the day on which our board of directors adopts the resolution taking such prior action. The by-laws also provide that the Secretary of our Company or, under certain circumstances, two inspectors designated by the Secretary, shall promptly conduct the ministerial review of the sufficiency of any written consents of stockholders duly delivered to us and of the validity of the action to be taken by stockholder consent as he or she deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the written consent have given consent.

Stockholder Meetings.  Our by-laws provide that our board of directors and the chairman of a meeting may adopt rules and regulations for the conduct of stockholder meetings as they deem appropriate (including the establishment of an agenda, rules relating to presence at the meeting of persons other than stockholders, restrictions on entry at the meeting after commencement thereof and the imposition of time limitations for questions by participants at the meeting).

Preferred Stock.  Our certificate of incorporation authorizes our board of directors to provide for series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the share of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

We believe that the ability of our board of directors to issue one or more series of preferred stock provides us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of the preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including in some cases where the present or potential issuance of shares could result in a 20 percent increase in the number of share of common stock outstanding or in the amount of voting securities outstanding. If the approval of our stockholders is not required for the issuance of shares of preferred stock or common stock, our board of directors may determine not to seek stockholder approval.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to the best interests of our company and stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

Business Combinations.  Our certificate of incorporation prohibits any “Business Combination” (as defined in our certificate of incorporation) with “Interested Stockholders” (as defined in our certificate of incorporation) without the approval of the holders of at least 66 2/3 percent of the voting power of the outstanding shares of stock entitled to vote in the election of directors (“Voting Stock”) not owned by an Interested Stockholder unless (i) the Business Combination is approved by a majority of the “Continuing Directors” (as defined in our certificate of incorporation) or (ii) certain detailed requirements as to, among other things, the value and type of consideration to be paid to our stockholders, the maintenance of our dividend policy, the public disclosure of the Business Combination and the absence of any major change in our business or equity capital structure without the approval of a majority of the Continuing Directors, have been satisfied. Our certificate of incorporation generally defines an “Interested Stockholder” as any person (other than us or any subsidiary, any employee benefit plan of us or any subsidiary or any trustee or fiduciary with respect to any such plan or holding Voting Stock for the purpose of funding any such plan or funding other employee benefits for employees of us or any subsidiary when acting in such capacity) who (a) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Stock representing five percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock or (b) is an affiliate or associate of our company and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing five percent or more of the votes entitled to be case by the holders of all then outstanding shares of Voting Stock. Our certificate of incorporation defines a “Continuing Director” as any member of our board of directors, while such person is a member of our board of directors, who is not an affiliate or associate or representative of the

Interested Stockholder, and any successor thereto who is not an affiliate or associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

Amendment of Certain Provisions of the Certificate of Incorporation and By-Laws.  Under the DGCL, the stockholders of a corporation have the right to adopt, amend or repeal the by-laws and, with the approval of the board of directors, the certificate of incorporation of a corporation. In addition, if the certificate of incorporation so provides, the by-laws may be adopted, amended or repealed by the board of directors. Our certificate of incorporation provides that the by-laws may be amended by our board of directors or by our stockholders.

Our certificate of incorporation also provides that any proposal to amend or repeal, or adopt any provision inconsistent with, the provisions of our certificate of incorporation regarding Business Combinations proposed by or on behalf of an Interested Stockholder or affiliate thereof requires (at a minimum) the affirmative vote of the holders of at least 66 2/3 percent of the voting power of the outstanding shares of Voting Stock, excluding Voting Stock beneficially owned by any Interested Stockholder, unless the proposal is unanimously recommended by our board of directors and each director qualifies as a Continuing Director. Approval by our board of directors, together with the affirmative vote of the holders of a majority in voting power of the outstanding shares of Voting Stock, is required to amend all other provisions of our certificate of incorporation. The Business Combination supermajority voting requirement could have the effect of making more difficult any amendment by stockholders of the Business Combination provisions of our certificate of incorporation described above, even if a majority of our stockholders believe that such amendment would be in their best interest.

Antitakeover Legislation.  Section 203 of the DGCL provides that, subject to certain exceptions specified herein, a corporation shall not engage in any “business combination” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (iii) on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock which is not owned by the interested stockholder. Section 203 of the DGCL generally defines an “interested stockholder” to include (x) any person that is the owner of 15 percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person. Section 203 of the DGCL generally defines a “business combination” to include (1) mergers and sales or other dispositions of 10 percent or more of the assets of the corporation with or to an interested stockholder, (2) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries, (3) certain transactions which would result in increasing the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholder and (4) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges, or other financial benefits.

Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the certificate of incorporation or stockholder-adopted by-laws may exclude a corporation from the restrictions imposed thereunder. Neither our certificate of incorporation nor our by-laws exclude our company from the restrictions imposed upon Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring our company to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if our board of directors approves, prior to the time the stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES

The following summarizes the terms of debt warrants we may issue. We will issue the debt warrants under a debt warrant agreement that we will enter into with a bank or trust company, as debt warrant agent, that we select at the time of issue.

Determination of Terms

We may issue debt warrants evidenced by debt warrant certificates under the debt warrant agreement independently or together with any debt securities we offer by any prospectus supplement. The prospectus supplement will describe the particular terms of the debt warrants it covers. These terms may include:

•	the price at which the debt warrants will be issued;

•	the currency or composite currency for which the debt warrants may be purchased;

•	the designation, aggregate principal amount, currency or composite currency and terms of the debt securities which may be purchased upon exercise of the debt warrants;

•	if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each of such debt securities;

•	if applicable, the date on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which and the currency or composite currency in which such principal amount of debt securities may be purchased upon such exercise;

•	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire and, if the debt warrants are not continuously exercisable throughout such period, the specific date or dates on which they will be exercisable;

•	whether the debt warrant certificates representing the debt warrants will be in registered form or bearer form, or both;

•	any applicable Federal income tax consequences;

•	the identity of the debt warrant agent for the debt warrants; and

•	any other terms of the debt warrants which will not conflict with the debt warrant agreement.

You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may present debt warrant certificates for registration of transfer at the corporate trust office of the debt warrant agent, which will be listed in the prospectus supplement. Debt warrant holders, as such, do not have any of the rights of holders of debt securities, except to the extent that the consent of debt warrant holders may be required for certain modifications of the terms of an indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants. In addition, debt warrant holders are not entitled to payments of principal of and interest, if any, on the debt securities.

Exercise of Debt Warrants

You may exercise debt warrants by surrendering the debt warrant certificate at the corporate trust office of the debt warrant agent, with payment in full of the exercise price. Upon the exercise of debt warrants, the debt warrant agent will, as soon as practicable, deliver the debt securities in authorized denominations in accordance with your instructions. If less than all the debt warrants evidenced by the debt warrant certificate are exercised, the agent will issue a new debt warrant certificate for the remaining amount of debt warrants.

DESCRIPTION OF WARRANTS TO PURCHASE COMMON OR PREFERRED STOCK

The following summarizes the terms of common stock warrants and preferred stock warrants we may issue. This description is subject to the detailed provisions of a stock warrant agreement that we will enter into with a stock warrant agent we select at the time of issue.

General Terms

We may issue stock warrants evidenced by stock warrant certificates under the stock warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer stock warrants, the prospectus supplement will describe the particular terms of the stock warrants it covers. These terms may include:

•	the offering price, if any;

•	the number of shares of common or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

•	if applicable, the designation and terms of the preferred stock purchased upon exercise of the preferred stock warrants;

•	the dates on which the right to exercise the stock warrants begins and expires;

•	certain United States federal income tax consequences;

•	call provisions, if any;

•	the currencies in which the offering price and exercise price are payable; and

•	if applicable, the anti-dilution provisions of the stock warrants.

The shares of common stock or preferred stock we issue upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be validly issued, fully paid and non-assessable.

Exercise of Stock Warrants

You may exercise stock warrants by surrendering to the stock warrant agent the stock warrant certificate, which indicates your election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment of the exercise price in the form of cash or a check. The stock warrant agent will deliver certificates evidencing duly exercised stock warrants to the transfer agent. Upon receipt of the certificates and the exercise price, the transfer agent will deliver a certificate representing the number of shares of common stock or preferred stock purchased. If you exercise fewer than all the stock warrants evidenced by any certificate, the stock warrant agent will deliver a new stock warrant certificate representing the unexercised stock warrants.

No Rights As Shareholders

Holders of stock warrants, as such, are not entitled to vote, to consent, to receive dividends or to receive notice as holders of common stock or preferred stock with respect to any meeting of such holders, or to exercise any rights whatsoever as holders of our common stock or preferred stock.

PLAN OF DISTRIBUTION

We may sell the offered securities to one or more underwriters for public offering and sale by them or may sell the offered securities to investors directly or through agents, which agents may be affiliated with us. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our stockholders. In connection with subscription offerings or the distribution of subscription rights to stockholders, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly or through agents and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly or through agents, which agents may be affiliated with us. Any underwriter or agent involved in the offer and sale of the offered securities will be named in the applicable prospectus supplement.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices, any of which may represent a discount from the prevailing market price. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the offered securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of offered securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act of 1933. Any such indemnification agreements will be described in the applicable prospectus supplement.

Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus will be passed upon for us by Mayer Brown LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2009 and 2008 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not “report” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act to register the securities offered by means of this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information identified in the registration statement. For further information about us and the securities offered by means of this prospectus, we refer you to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934. In accordance with those requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any document we file at the SEC’s public reference rooms at the following location:

100 F Street, N.E.
Washington, D.C., 20549

You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms and the procedure for obtaining copies.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The documents that we file with the SEC, including the registration statement, are available to investors on this web site. You can log onto the SEC’s web site at http://www.sec.gov. Certain information is also available on our website at http://www.tenneco.com.

12,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan	BofA Merrill Lynch	Deutsche Bank Securities

Co-Managers

Citi	RBS
KeyBanc Capital Markets

BNY Mellon Capital Markets, LLC	Commerzbank Corporates & Markets	PNC Capital Markets LLC

Scotia Capital	UniCredit Capital Markets

November 18, 2009